Exhibit 10.1

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed.

LICENSE AND COLLABORATION AGREEMENT

DATED AS OF May 10, 2019

by and between

ONCONOVA THERAPEUTICS, INC.

and

HANX BIOPHARMACEUTICALS, INC.

CONFIDENTIAL

LICENSE AND COLLABORATION AGREEMENT

This License and Collaboration Agreement (this “Agreement”), dated as of May 10, 2019 (the “Effective Date”), is made by and among Onconova Therapeutics, Inc., a Delaware corporation (“Onconova”), and HanX Biopharmaceuticals, Inc., a company registered under the laws of the People’s Republic of China, having its registered office at 688 Binan Road, Binjing District, Hangzhou, China 310051 (“HanX”).  Onconova and HanX are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Onconova has certain rights to patents and other intellectual property related to the Compound (as defined below);

WHEREAS, HanX has significant experience in the development and commercialization of pharmaceutical products in the Territory (as defined below); and

WHEREAS, HanX desires to license from Onconova such intellectual property rights, and to further develop and commercialize the Compound and Products (as defined below) in the Territory for use in the Field (as defined below), and Onconova desires to grant such a license to HanX in accordance with the terms and conditions of this Agreement.

WHEREAS, concurrently with the execution and delivery of this Agreement, the Parties are entering into a stock purchase agreement dated as of the Effective Date (the “Securities Purchase Agreement”), providing for the issuance to HanX of common stock of Onconova.

NOW THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, the Parties agree as follows:

ARTICLE 1
DEFINITIONS

As used in this Agreement, the following capitalized terms shall have the meanings set forth in this Article 1 or as otherwise defined elsewhere in this Agreement:

1.1                               “Affiliate” means any Person directly or indirectly controlled by, controlling or under common control with, a Party, but only for so long as such control shall continue.  For purposes of this definition, “control” (including, with correlative meanings, “controlled by”, “controlling” and “under common control with”) shall be presumed to exist with respect to a Person in the event of the possession, direct or indirect, of (i) the power to direct or cause the direction of the management and policies of such Person (whether through ownership of securities, by contract or otherwise), or (ii) at least fifty percent (50%) of the voting securities or other comparable equity interests.  The Parties acknowledge that in the case of certain entities organized under the laws of certain countries outside of the United States, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and that in such case, such lower percentage shall be substituted in the preceding sentence, provided that such foreign investor has the power to direct or cause the direction of the management and policies of such Person.  For the avoidance of doubt, neither of the Parties shall be deemed to be an “Affiliate” of the other.

1.2                               “Applicable Accounting Standards” means PRC GAAP, US GAAP, or International Financial Reporting Standards (IFRS), as adopted by HanX or its Affiliates, sublicensees or assignees in their respective accounting practice.

1.3                               “Commercialize”, “Commercializing” or “Commercialization” means all activities directed to the marketing, promotion, selling or offering for sale of a product for an indication, including planning, market research, pre-marketing, advertising, educating, marketing, promoting, importing, exporting, distributing and post-marketing safety surveillance and reporting.  For clarity, “Commercialization” shall not include any activities related to clinical research, Manufacturing or Development of the Product.

1.4                               “Commercially Reasonable Efforts” means, with respect to a Party’s obligation under this Agreement, including to Develop or Commercialize the Product, the level of efforts required to carry out such obligation in a sustained manner consistent with the best practices of similarly situated company in the biotechnology and pharmaceutical industries with respect to a product of similar market potential and profit potential, based on conditions then prevailing.  Commercially Reasonable Efforts requires, with respect to such an obligation, that the Party: (i) promptly assign responsibility for such obligation to specific employee(s) who are held accountable for progress and monitor such progress on an on-going basis, (ii) set and consistently seek to achieve specific and meaningful objectives for carrying out such obligation, and (iii) consistently make and implement decisions and allocate resources designed to advance progress with respect to such objectives.

1.5                               “Competitive Product” means any pharmaceutical product [**]

1.6                               “Compound” means the pharmaceutical compound rigosertib, having chemical structure set forth in Schedule 1.6, including any and all salt, free acid/base, solvate, hydrate, pro-drug, stereoisomer, and enantiomer thereof, and polymorphic forms thereof.

1.7                               “Control” means, when used in reference to intellectual property, other intangible property or materials, that a Party owns or has a license or sublicense to such intellectual property, other intangible property or materials, and has the ability to grant a license or sublicense or other right to use such intellectual property, other intangible property or materials, as applicable, as provided for herein, without (i) requiring the consent of a Third Party or (ii) violating the terms of any agreement or other arrangement with any Third Party. Notwithstanding the foregoing, for the purpose of defining whether intellectual property, other intangible property or materials are Controlled by a Party, if such intellectual property, other intangible property or materials are first acquired, licensed or otherwise made available to such Party after the Effective Date (in the case of Onconova), or at any time before or after the Effective Date (in the case of HanX) and if the use, practice or exploitation thereof by or on behalf of the other Party, its Affiliates or sublicensees would require the first Party to pay any amounts to the Third Party from which the first Party acquired, licensed or otherwise obtained such intellectual property, other intangible property or materials (“Additional Amounts”), such intellectual property, other intangible property or materials shall be deemed to be Controlled by the first Party only if the other Party agrees to pay (if necessary) and does in fact pay all Additional Amounts with respect to such other Party’s use of or license to such intellectual property, other intangible property or materials to the extent specified in this Agreement. For clarity, if, but for the acquisition, license or obtaining by Onconova of any intellectual property, other intangible property or materials that are acquired by Onconova, the Development, Manufacturing or Commercialization of the Product (as of the Effective Date, or the Product as modified by Onconova after the Effective Date outside the Territory) by HanX would infringe the intellectual property of any Third Party, then HanX shall have the right to apply the terms and conditions of Section 8.6 to the applicable Additional Amounts for such third party intellectual property to reduce its royalty payments to Onconova pursuant to Section 8.6.

1.8                               “Develop”, “Developing” or “Development” means all activities relating to research, non-clinical, preclinical and clinical, toxicology testing, statistical analysis and reporting, preparation and submission of applications for regulatory approval of the Product, all other non-CMC activities necessary or reasonably useful or otherwise requested or required by a Regulatory Authority as a condition or in support of obtaining or maintaining all regulatory approvals for the Product and all other development-related activities that are deemed by the JSC to be commercially useful.

1.9                               “Development Activities” means those Development activities undertaken by or on behalf of HanX or its Affiliates with respect to the Product in the Field in the Territory consistent with the applicable Development Plan.

1.10                        “Dollar” means a U.S. dollar, and “$” shall be interpreted accordingly.

1.11                        “FDA” means the U.S. Food and Drug Administration and any successor Governmental Authority having substantially the same function.

1.12                        “FD&C Act” means the U.S. Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 301 et seq., as amended from time to time, together with any rules, regulations and requirements promulgated thereunder (including all additions, supplements, extensions and modifications thereto).

1.13                        “Field” means all human therapeutic uses.

1.14                        “First Commercial Sale” means, with respect to the Product, the first sale of the Product in a given country or other regulatory jurisdiction in the Territory following receipt of Regulatory Approval by the NMPA by or on behalf of HanX, its Affiliates, sublicensees or assignees to a Third Party.

1.15                        “Good Clinical Practices” or “GCP” means all applicable Good Clinical Practice standards for the design, conduct, performance, monitoring, auditing, recording, analyses and reporting of clinical trials, including, as applicable, (i) the Declaration of Helsinki (2004) as last amended at the 52nd World Medical Association in October 2000 and any further amendments or clarifications thereto, (ii) U.S. Code of Federal Regulations (C.F.R.) Title 21, Parts 50 (Protection of Human Subjects), 56 (Institutional Review Boards) and 312 (Investigational New Drug Application), as may be amended from time to time, and (iii) the equivalent Laws in any relevant country, each as may be amended and applicable from time to time and in each case, that provide for, among other things, assurance that the clinical data and reported results are credible and accurate and protect of the rights, integrity, and confidentiality of trial subjects.

1.16                        “Good Laboratory Practices” or “GLP” means all applicable Good Laboratory Practice standards, including, as applicable, the then-current good laboratory practice standards promulgated or endorsed by the FDA as defined in 21 C.F.R. Part 58, and the equivalent Laws in any relevant country, each as may be amended and applicable from time to time.

1.17                        “Good Manufacturing Practices” or “GMP” means all applicable Good Manufacturing Practice standards including (i) the principles detailed in the U.S. Current Good Manufacturing Practices, 21 C.F.R. Sections 210, 211, 601 and 610, (ii) the principles detailed in the ICH Q7A guidelines and (iii) the equivalent Laws in any relevant country, each as may be amended and applicable from time to time.

1.18                        “Governmental Authority” means any multinational, federal, state, local, municipal or other governmental authority of any nature (including any governmental division, prefecture, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal), in each case, having jurisdiction over the applicable subject matter.

1.19                        “HanX Know-How” means all Know-How that is (i) Controlled by HanX or its Affiliates as of the Effective Date or (ii) comes under the Control of HanX or its Affiliates during the Term, in each case of (i) or (ii), which (a) specifically describe, embody or relate to the Product or its manufacture or use in any formulation or is necessary or useful for the Manufacturing, Development or Commercialization of the Product in the Field, and (b) is used by or on behalf of HanX or its Affiliates for Manufacturing, Development or Commercialization of the Product.  For clarity, “HanX Know-How” shall not include the HanX Patents.

1.20                        “HanX Patent” means any Patent that is (i) Controlled by HanX or its Affiliates as of the Effective Date or (ii) comes under the Control of HanX or its Affiliates during the Term, in each case of (i) or (ii), which (a) specifically describe, embody or relate to the Compound or Product or the manufacture or use thereof or any HanX Know-How, and (b) is used by or on behalf of HanX or its Affiliates for Manufacturing, Development or Commercialization of the Product.

1.21                        “HanX Technology” means the HanX Know-How and the HanX Patents.

1.22                        “IND” means (i) an Investigational New Drug Application as defined in the FD&C Act or (ii) the equivalent application to the equivalent agency in any other regulatory jurisdiction outside the U.S., such as a clinical trial application or a clinical trial exemption, the filing of which is necessary to commence or conduct clinical testing of a pharmaceutical product in humans in such jurisdiction.

1.23                        “Invention” means any writing, invention, discovery, improvement, technology or other Know-How (in each case, whether patentable or otherwise) that is discovered, made or conceived under this Agreement during the Term.

1.24                        “JSC” means the joint steering committee formed by the Parties as described in Section 3.1.

1.25                        “Know-How” means any proprietary data, results, material(s), technology, and nonpublic information of any type whatsoever, in any tangible or intangible form, including know-how, trade secrets, practices, techniques, methods, processes, inventions, developments, specifications, formulations, formulae, materials or compositions of matter of any type or kind (patentable or otherwise), software, algorithms, marketing reports and plans, market research, expertise, technology, test data (including pharmacological, biological, chemical, biochemical, toxicological, preclinical and clinical test data), analytical and quality control data, stability data, other study data and procedures.

1.26                        “Laws” means all laws, statutes, rules, regulations, directives, decisions, ordinances, guidelines and other pronouncements of any Governmental Authority.

1.27                        “Manufacture” or “Manufacturing” means all activities related to the manufacturing of the Compound and/or Product, or any ingredient thereof, including manufacturing for clinical use or commercial sale, in-process and finished product testing, release of product, quality assurance activities related to manufacturing and release of product and ongoing stability tests and regulatory activities related to any of the foregoing.

1.28                        “Marketing Authorization Application” or “MAA” means an application to the appropriate Regulatory Authority for approval to sell the Product (but excluding Pricing Approval) in any particular country or regulatory jurisdiction.

1.29                        “NDA” means a New Drug Application as defined in the FD&C Act, filed with the FDA to obtain approval to sell the Product in the United States.

1.30                        “Net Sales” means the gross amount invoiced by or on behalf of HanX or any of its Affiliates or sublicensees or assignees (or permitted distributors) on account of sales of the Product, less the following deductions specifically and solely related to the Product and actually allowed:

(a)                                 customary trade, cash or quantity discounts allowed and taken, to the extent not already reflected in the amount invoiced;

(b)                                 excise, value added and sales taxes and customs duties to the extent included in the price and separately itemized on the invoice price (but specifically excluding, for clarity, any income taxes assessed against the income arising from such sale);

(c)                                  outbound freight, shipment and insurance costs to the extent included in the price and separately itemized;

(d)                                 amounts actually allowed or credited or refunded on returns in accordance with HanX’s returned goods policy provided to Onconova, including by reason of rejections, defects return goods allowance, recalls or returns, or because of retroactive price reductions, including rebates or wholesaler chargebacks;

(e)                                  reasonable estimates for doubtful accounts, including bad debts, not to exceed two percent (2%) of gross sales amounts; and

(f)                                   price reductions or rebates, retroactive or otherwise, imposed by, negotiated with or otherwise paid to Governmental Authorities or other payees.

For clarity, (i) Net Sales shall not be reduced by the amount of any commissions paid to individuals, whether they are associated with independent sales agencies or regularly employed by HanX (or any agent, sublicensee, distributee or designee thereof) or for a cost of collection or any other amount not specifically set forth in (a) through (e) above and (ii) the amount of any discounts, rebates or allowances granted or taken with respect to the total sales to a customer for multiple products of HanX (or any agent, distributee, or designee thereof) shall be reasonably allocated between all such products and only the portion thereof allocated to the Product shall be included in calculating Net Sales.  Any of the items set forth above that would otherwise be deducted from the invoice price in the calculation of Net Sales but which are separately charged to, and paid by, Third Parties shall not be deducted from the invoice price in the calculation of Net Sales.  In the case of any sale of the Product for value other than in an arm’s-length transaction exclusively for cash, such as barter or counter-trade, Net Sales shall be determined by referencing Net Sales at which substantially similar quantities of the Product are sold in an arm’s-length transaction for cash.

Net Sales shall not include the sale or transfer of Product (i) among HanX, its Affiliates, sublicensees or assignees (or permitted distributors) for subsequent resale; provided that the subsequent resale is included in the computation of Net Sales; or (ii) at or below cost for use as samples, donation, compassionate use or in the Development of the Product, including in clinical trials.

If a Product contains any active pharmaceutical ingredient that is not a Compound, then Net Sales, for the purposes of determining royalty payments on such combination Product, shall be calculated by multiplying the Net Sales of the combination Product by the fraction A/(A+B), where A is the gross selling price, during the royalty paying period in question, of the Product that contains only the Compound as its active ingredient when sold separately, and B is the gross selling price, during the royalty period in question, of the other active ingredients in the combination when sold separately.  If no such separate sales are made of the Product that contains only the Compound as its active ingredient or any of the other active ingredients or components in such combination Product during the royalty paying period in question, the A and B shall be the fair market value of the Compound and other active ingredient or component.

Net Sales shall be accounted for in accordance with HanX’s Applicable Accounting Standards, consistently applied.  Any price discounts offered by HanX, its Affiliates, sublicensees or assignees (or any permitted distributor) to purchasers of the Product will be reasonably consistent with the discount levels customary in the industry for products that are comparable to the Product at a similar stage in the product life cycle.

1.31                        “NMPA” means the National Medical Product Administration of China (formerly known as China Food and Drug Administration) and any successor Governmental Authority having substantially the same function.

1.32                        “Onconova Know-How” means all Know-How that (i) is Controlled by Onconova or its Affiliates as of the Effective Date or (ii) comes under the Control of Onconova or its Affiliates during the Term, in each case of (i) or (ii), which specifically describes, embodies or relates to the Product or its manufacture or use in any formulation or is necessary or useful for the Development, Manufacture or Commercialization of the Product in the Field in the Territory.  For clarity, “Onconova Know-How” shall not include the Onconova Patents.

1.33                        “Onconova Patent” means any Patent that is (i) Controlled by Onconova or its Affiliates as of the Effective Date in the Territory, including those set forth on Schedule 1.33 or (ii) a Patent that comes under the Control of Onconova or its Affiliates during the Term in the Territory, in each case of (i) and (ii), that claims or covers (a) Compound or Product or its manufacture (including formulation) or use thereof or (b) any Onconova Know-How.

1.34                        “Onconova Technology” means the Onconova Patents and Onconova Know-How.

1.35                        “Patents” means patents and patent applications and all substitutions, divisions, continuations, continuations-in-part, any patent issued with respect to any such patent applications, any reissue, reexamination, utility models or designs, renewal or extension (including any supplemental patent certificate) of any such patent, and any confirmation patent or registration patent or patent of addition based on any such patent, and all counterparts thereof in any country.

1.36                        “Patent Term Extension” means any term extensions, supplementary protection certificates, Regulatory Exclusivity and equivalents thereof offering Patent protection beyond the initial term with respect to any issued Patents.

1.37                        “Person” shall mean any corporation, limited or general partnership, limited liability company, joint venture, trust, unincorporated association, governmental body, authority, bureau or agency, any other entity or body, or an individual.

1.38                        “Pricing Approval” means the approval, agreement, determination or decision from a Governmental Authority establishing the price or reimbursement for the Product for sale in a given country or regulatory jurisdiction, as required by applicable Law in such country or other regulatory jurisdiction prior to the sale of the Product in such country or regulatory jurisdiction.

1.39                        “Product” means any pharmaceutical product containing a Compound as an active ingredient in any formulation or dosage form and for any mode of administration.

1.40                        “Regulatory Approvals” means all necessary approvals (including INDs, NDAs, MAAs and supplements and amendments thereto and Pricing Approvals), licenses, registrations or authorizations of any Governmental Authority, necessary for the manufacture, distribution, use, promotion and sale of the Product in a given country or regulatory jurisdiction.

1.41                        “Regulatory Authority” means, (i) in a particular country or regulatory jurisdiction, any applicable Governmental Authority involved in granting Regulatory Approval in such country or regulatory jurisdiction, including in the U.S., the FDA, and (ii) in the Territory, the NMPA.

1.42                        “Regulatory Data” means any and all research data, pharmacology data, chemistry, manufacturing and control data, preclinical data, clinical data and all other documentation submitted, or required to be submitted, to Regulatory Authorities in association with regulatory filings for the Product (including any applicable Drug Master Files (“DMFs”), Chemistry, Manufacturing and Control (“CMC”) data, or similar documentation).

1.43                        “Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights conferred by any Governmental Authority with respect to the Product other than a Patent right, including rights conferred in the U.S. under the Hatch-Waxman Act or the FDA Modernization Act of 1997, or rights similar thereto outside the U.S., including in the European Union, European Commission Regulation (EC) No 726/2004 and European Commission Directive 2001/83/EC (as amended).

1.44                        “Regulatory Materials” means regulatory applications, submissions, notifications, communications, correspondence, registrations, Regulatory Approvals and/or other filings made to, received from or otherwise conducted with a Regulatory Authority that are necessary in order to Develop, Manufacture, market, sell or otherwise Commercialize the Product in a particular country or regulatory jurisdiction.  Regulatory Materials include INDs, NDAs, MAAs and applications for other Product approvals.

1.45                        “Royalty Term” means the period of time commencing on the First Commercial Sale of the Product in the Territory following Regulatory Approval by the NMPA and continuing until the latest of (a) [**] years after the First Commercial Sale of the Product in the Territory, (b) expiration of all Regulatory Exclusivity for the Product in the Territory or (c) expiration of the last-to-expire Valid Claim in Onconova Patents which covers the composition of matter, formulation or method of use of the Product in the Territory. Notwithstanding anything to the contrary, HanX’s obligation to pay Onconova royalties with respect to a Product shall commence on the date of first Net Sales of such Product in the Territory (even if prior to receipt of Regulatory Approval of such Product in such country) and shall end at the expiration of the Royalty Term for such Product in such country.

1.46                        “Temple License Agreements” means, collectively, those certain License Agreements, dated as of January 1, 1999, October 1, 1999, November 1, 1999, and October 1, 2000, by and between Onconova and Temple University - Of the Commonwealth System of Higher Education, as each is amended from time to time.

1.47                        “Territory” means (i) the People’s Republic of China, (ii) Hong Kong, (iii) Macau and (iv) Taiwan.

1.48                        “Third Party” means any Person other than Onconova or HanX or their respective Affiliates.

1.49                        “U.S.” means the United States of America and its possessions and territories.

1.50                        “Valid Claim” means (i) a claim of an issued and unexpired Patent that has not been disclaimed, revoked or held to be invalid or unenforceable by a court or other authority of competent jurisdiction, from which decision no appeal can be further taken (or no appeal was taken within the allowable time period) or (ii) a claim included in a pending patent application whether filed before or after the Effective Date and that has not been (a) canceled, (b) withdrawn from consideration, (c) finally determined to be unallowable by the applicable governmental authority (from which no appeal is or can be taken), (d) abandoned or disclaimed or (e) pending for more than seven (7) years from its earliest priority date.  For clarity, a claim which issues later from such pending patent application above shall be considered a Valid Claim as defined in this Section 1.50 as of the date of issuance.

Interpretation.  Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (a) “include”, “includes” and “including” are not limiting; (b) “hereof”, “hereto”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (c) words of one gender include the other gender; (d) references to a contract or other agreement mean such contract or other agreement as from time to time amended, modified or supplemented; (e) references to a Person are also to its permitted successors and assigns; (f) references to an “Article”, “Section” or “Schedule” refer to an Article or Section of, or Schedule to, this Agreement, unless expressly stated otherwise; and (g) references to a law include any amendment or modification to such law and any rules and regulations issued thereunder, whether such amendment or modification is made, or issuance of such rules and regulations occurs, before or after the date of this Agreement.

Additional Definitions. The following terms have the meanings set forth in the corresponding Sections of this Agreement:

Term	Section
“Agreement”	Preamble
“Audited Party”	8.11
“Audit”	8.11
“CMC”	1.42
“Commercialization Data”	6.7
“Commercialization Plan”	6.2.1(a)
“Confidential Information”	12.1
“Development Data”	4.5
“Development Plan”	4.3.1
“Disclosing Party”	12.1
“DMFs”	1.42
“Effective Date”	Preamble
“Executive Officer”	3.4.1
“HanX”	Preamble
“Global Branding Strategy”	6.9
“Indemnification Claim Notice”	11.3.1
“Indemnified Party”	11.3.1
“Indemnifying Party”	11.3.1
“Indemnitees”	11.3.1
“Infringement Claim”	9.4.1(a)
“Losses”	11.1
“Onconova”	Preamble
“Party” or “Parties”	Preamble
“Patent Challenge”	9.7
“Receiving Party”	12.1
“Recovery”	9.4.2(c)(iv)
“Research and Development Expense Funding”	8.1.4
“Securities Purchase Agreement”	Preamble
“Term”	13.1
“Third Party Claim”	11.1
“Upfront Equity Issuance”	8.1.3
“Upfront Payment”	8.1.1

ARTICLE 2
LICENSES

2.1                               Grant to HanX.  Subject to the terms and conditions of this Agreement and the applicable terms of the Temple License Agreements, Onconova, together with its Affiliates, hereby grants to HanX during the Term (i) an exclusive, royalty-bearing license, with the right to sublicense, under the Onconova Technology to Develop and Commercialize the Product in the Field in the Territory and (ii) a non-exclusive, royalty-bearing license, with the right to sublicense, under the Onconova Technology to Manufacture the Product in the Field in the Territory.

2.2                               Grant to Onconova.  Subject to the terms and conditions of this Agreement, HanX, together with its Affiliates, hereby grants to Onconova (i) a non-exclusive, fully paid-up, irrevocable, royalty-free license, with the right to sublicense, under the HanX Technology to Manufacture, make and have made the Product in the Territory for (a) Development, Commercialization or other use outside the Territory or (b) for supply to HanX or its Affiliates or sublicensees in the Territory, and (ii) an exclusive, fully paid-up, irrevocable, royalty-free license, with the right to sublicense, under the HanX Technology (a) to Develop, Manufacture, and Commercialize the Product outside the Territory and (b) to Manufacture the Product outside the Territory for supply to HanX or its Affiliates or sublicensees in the Territory.

2.3                               Additional Licensing Provisions.

2.3.1                     Negative Covenant.  Each Party covenants that it will not use or practice any of the other Party’s Patent rights or other intellectual property rights licensed (or sublicensed, as applicable) to it under this Article 2 except for the purposes expressly permitted in the applicable license grant.

2.3.2                     No Implied Licenses; Retained Rights.  Except as explicitly set forth in this Agreement, neither Party grants any license, express or implied, under its intellectual property rights to the other Party, whether by implication, estoppel or otherwise.  Without limiting the generality of the foregoing, Onconova hereby expressly retains, on behalf of itself and its Affiliates, licensees and sublicensees, all right, title and interest in and to the Onconova

Technology and Onconova’s Regulatory Materials with respect to (i) developing (including obtaining and maintaining regulatory approval), making, using, importing, exporting, offering for sale and selling pharmaceutical products containing Compound for sale anywhere in the world (other than the development and sale of the Product in the Field in the Territory, and subject to Section 2.5 and Section 2.6), (ii) exercising its rights and performing its obligations hereunder, including the Manufacture of the Product for supply to HanX for use in the Development and Commercialization in the Field in the Territory, (iii) from and after the end of the Term, developing (including obtaining and maintaining regulatory approval), making, using, importing, exporting, offering for sale and selling the Product in the Field in the Territory.

2.4                               Performance by Affiliates, Sublicensees and Subcontractors.

2.4.1                     Performance by Affiliates.  The Parties recognize that each may perform some or all of its obligations under this Agreement through Affiliates; provided, however, that each Party shall remain responsible for and be guarantor of the performance by its Affiliates and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance.  Each Party hereby expressly waives any requirement that the other Party exhaust any right, power or remedy, or proceed against an Affiliate, for any obligation or performance hereunder prior to proceeding directly against such Party.  Wherever in this Agreement the Parties delegate responsibility to Affiliates, the Parties agree that such entities may not make decisions inconsistent with this Agreement, amend the terms of this Agreement or act contrary to its terms in any way.

2.4.2                     Sublicensees.  Each Party and its respective Affiliates shall be entitled, without the prior consent of the other Party, to grant one or more sublicenses, in full or in part, by a written agreement to Third Parties (with the right to sublicense through multiple tiers); provided, however, that as a condition precedent to and requirement of any such sublicense: (i) any such permitted sublicense shall be consistent with and subject to the terms and conditions of this Agreement; (ii) the sublicensing Party will continue to be responsible for full performance of such Party’s obligations under this Agreement and will be responsible for all actions of the sublicensee as if such sublicensee were the sublicensing Party hereunder; and (iii) the sublicensing Party shall provide a written copy of the sublicensing agreement to the other Party; which copy may be redacted to remove sensitive information not necessary to confirm the sublicense’s compliance with the terms and conditions set forth herein.

2.4.3                     Subcontractors.  Each Party shall ensure that each of its subcontractors accepts and complies with all of the terms and conditions of this Agreement, and such Party shall guarantee its subcontractors’ performance under this Agreement.  For the avoidance of doubt, HanX will remain directly responsible for all amounts owed to Onconova under this Agreement, including royalty payments for Net Sales by HanX’s permitted subcontractors.  Each Party hereby expressly waives any requirement that the other Party exhaust any right, power or remedy, or proceed against a subcontractor, for any obligation or performance hereunder prior to proceeding directly against such Party.

2.5                               Exclusivity.

2.5.1                     HanX hereby covenants not to [**], during the Term, any Competitive Product worldwide, either on its own, with or through any Affiliate, or in collaboration with a Third Party, in each case other than with respect to the Development and Commercialization of the Product in the Field in the Territory pursuant to this Agreement.

2.5.2                     Onconova hereby covenants not to [**], during the Term, any Competitive Product in the Territory, either on its own, with or through any Affiliate, or in collaboration with a Third Party.

2.5.3                     Notwithstanding the foregoing, in the event that a Third Party becomes an Affiliate of a Party after the Effective Date through merger, acquisition, consolidation or other similar transaction, and such Third Party, as of the closing date of such transaction, is engaged in the research, development, manufacture or commercialization of a Competing Product, then such new Affiliate shall have the right to continue such Competing Product and such continuation shall not constitute a breach of such Party’s exclusivity obligations set forth above, provided that such new Affiliate continues such Competing Product independent of the activities of this Agreement and does not use any Onconova Technology or HanX Technology in connection with such Competing Product, including ensuring that there is no overlap between employees, consultants, or contractors that are actively working on the Competing Product with employees, consultants, or contractors that worked or are working on any activities under this Agreement.

2.6                               Restrictive Covenants.

2.6.1                     Ex-Territory Activities.  HanX hereby covenants and agrees that it shall not (and shall cause its Affiliates, sublicensees and subcontractors not to), either directly or indirectly, market, distribute or sell the Product into countries outside of the Territory.  Without limiting the generality of the foregoing, with respect to such countries outside of the Territory, HanX shall not (i) engage in any advertising activities relating to the Product directed to customers located in such countries, or (ii) solicit orders from any prospective purchaser located in such countries.  If HanX receives any order from a prospective purchaser located in a country outside of the Territory, HanX shall immediately refer that order to Onconova and shall not accept any such order or deliver or tender (or cause to be delivered or tendered) any Product under such order.  If HanX should reasonably know that a customer or distributor, or a customer’s distributor or customer, is engaged in the sale or distribution of the Product outside of the Territory, then HanX shall (a) within forty-eight (48) hours of gaining knowledge of such activities notify Onconova regarding such activities and provide all information that Onconova may request concerning such activities and (b) take all reasonable steps (including cessation of sales to such customer) necessary to limit such sale or distribution outside the Territory.

2.6.2                     Territory Activities.  Onconova hereby covenants and agrees that it shall not (and shall cause its Affiliates, sublicensees and subcontractors not to), either directly or indirectly, market, distribute or sell the Product into the Territory; provided that, for clarity, Onconova may Manufacture and supply the Product to HanX for Development or Commercialization in the Territory in connection with this Agreement.  Without limiting the generality of the foregoing, with respect to such countries within the Territory, Onconova shall not (i) engage in any advertising activities relating to the Product directed to customers located in such countries, or (ii) solicit orders from any prospective purchaser located in such countries.  If Onconova receives any order from a prospective purchaser located in a country within the Territory, Onconova shall immediately refer that order to HanX and shall not accept any such order or deliver or tender (or cause to be delivered or tendered) any Product under such order.  If Onconova should reasonably know that a customer or distributor, or a customer’s distributor or customer, is engaged in the sale or distribution of the Product within the Territory, then Onconova shall (a) within forty-eight (48) hours of gaining knowledge of such activities notify HanX regarding such activities and provide all information that HanX may request concerning such activities and (b) take all reasonable steps (including cessation of sales to such customer) necessary to limit such sale or distribution within the Territory.

ARTICLE 3
GOVERNANCE

3.1                               Joint Steering Committee.  The Parties shall establish a joint steering committee (JSC) within thirty (30) days after the Effective Date that will have the responsibility for the overall coordination and oversight of the Parties’ activities under this Agreement.  The role of the JSC shall be:

(a)                                 to review, coordinate and discuss the overall strategy for Developing and Commercializing the Product in the Field, including reviewing, coordinating and discussing the overall strategy for seeking Regulatory Approvals (including Pricing Approvals) and obtaining, maintaining and enforcing Patent protection and market and data exclusivity for the Product in the Field in the Territory;

(b)                                 to review any amendments or revisions to the Development Plan and the Commercialization Plan;

(c)                                  to facilitate the exchange of information between the Parties under this Agreement regarding the strategy for implementing the Development Activities, including sharing Development Data created pursuant to this Agreement and establishing procedures for the efficient sharing of information and materials necessary or useful for the Parties’ Development of the Product in the Field;

(d)                                 to review the design of the clinical trial protocols and endpoints and oversee the conduct of all clinical trials to be conducted with respect to the Product in the Field in the Territory;

(e)                                  to monitor HanX’s performance against the then-current Development Plan;

(f)                                   to develop, review and approve an overall strategic marketing plan for the Product in the Field in the Territory that includes general strategies for pre-marketing, promoting and detailing the Product, public relations activities, publication plans, Product marketing support and life cycle management;

(g)                                 to provide a forum for the Parties to discuss the Commercialization of the Product in the Field in the Territory in the broader context of Onconova’s Global Branding Strategy;

(h)                                 to resolve any disputes and to consider any other issues brought to its attention by the Parties (including any proposed amendments to the Development Plan or the Commercialization Plan);

(i)                                    to perform such other functions as appropriate to further the purposes of this Agreement, as mutually agreed upon by the Parties in writing.

3.2                               Joint Steering Committee Membership.  Onconova and HanX shall each designate three (3) representatives to serve on the JSC by written notice to the other Party.  Either Party may designate substitutes for its representatives if one (1) or more of such Party’s designated representatives are unable to be present at a meeting.  From time to time each Party may replace its representatives by written notice to the other Party specifying the prior representative(s) and their replacement(s).  Each Party shall designate one of its representatives to serve as the co-chairpersons of the JSC.  The co-chairpersons shall be responsible for (i) calling meetings, (ii) preparing and issuing minutes of each such meeting within thirty (30) days thereafter, and (iii) preparing and circulating an agenda for the upcoming meeting; provided that the co-chairpersons shall consider including any agenda items proposed by either Party no less than five (5) days prior to the next scheduled JSC meeting.

3.3                               Joint Steering Committee Meetings. The JSC shall hold at least one (1) meeting per calendar quarter at such times during such calendar quarter as it elects to do so; provided that, notwithstanding the foregoing, the JSC shall hold an initial meeting within ninety (90) days of the Effective Date.  Meetings of the JSC shall be effective only if at least one (1) representative of each Party is present or participating.  The JSC may meet either (i) in person at either Party’s facilities or at such locations as the Parties may otherwise agree or (ii) by audio or video teleconference; provided that no less than one (1) meeting of the JSC during each calendar year shall be conducted in person.  Other representatives of each Party involved with the Product may attend meetings as non-voting participants, subject to the confidentiality provisions set forth in Article 12.  Additional meetings of the JSC may also be held with the consent of each Party, or as required under this Agreement, and neither Party shall unreasonably withhold its consent to hold such additional meetings.  Each Party shall be responsible for all of its own expenses incurred in connection with participating in the JSC meetings.

3.4                               Joint Steering Committee Decisions.

3.4.1                     Initial Dispute Resolution Procedures.  Subject to the provisions of this Section 3.4, actions to be taken by the JSC shall be taken only following a unanimous vote, with each Party having one (1) vote.  If the JSC fails to reach unanimous agreement on a matter before it for decision for a period in excess of thirty (30) days, the matter shall be referred to the Chief Executive Officers of each of the Parties, or a designee from senior management with decision-making authority (the Chief Executive Officer or such designee, the “Executive Officer”) for resolution.  In the event that the Executive Officers are unable to resolve such dispute within ten (10) days of such dispute being referred to the Executive Officers, then the provisions of Section 3.4.2 shall apply.

3.4.2                     Subsequent Dispute Resolution Procedures.  To the extent a dispute of the JSC has not been resolved pursuant to Section 3.4.1, the following shall apply:

(a)                                 Subject to Section 3.4.2(b), [**]shall have the final decision-making authority with respect to any dispute involving the Development or Commercialization of the Product in the Field in the Territory.

(b)                                 When exercising its final decision-making authority pursuant to Section 3.4.2(a), [**]shall not make any decision [**].  If the Parties disagree on whether a decision [**], the dispute shall be resolved in accordance with Section 15.3.

(c)                                  Resolution of any dispute that is the subject of this Section 3.4.2, but not subject to any of the foregoing clause (a) or (b), shall require agreement of both Parties and unless and until such agreement is reached, no action shall be taken, and no obligations shall be imposed on either Party, with respect to such disputed matter, and, for the avoidance of doubt, any failure to reach agreement thereon shall not be subject to any further dispute resolution pursuant to Article 15 or otherwise.  Notwithstanding the foregoing, to the extent that the dispute relates to the contents of a Development Plan or Commercialization Plan, then unless and until such dispute is resolved pursuant to this clause (c), the then existing Development Plan or Commercialization Plan, as applicable, shall remain in effect as if the JSC had re-approved such Development Plan or Commercialization Plan, as applicable, for the next applicable time period.

(d)                                 Notwithstanding the foregoing provisions of this Section 3.4.2, neither Party shall exercise its right to finally resolve a dispute pursuant to the foregoing clause (a) or (b), as applicable, in a manner that excuses such Party from any of its obligations specifically enumerated under this Agreement or in a manner that negates any consent rights or other rights specifically allocated to the other Party under this Agreement or increases any obligations of a Party under this Agreement.  In addition, in resolving a dispute pursuant to the foregoing clause (a) or (b), such Party shall act in good faith.

3.4.3                     No Limitation on Remedies.  Nothing in this Section 3.4 shall affect the right of a Party to exercise its rights or remedies for a breach of this Agreement by the other Party.

3.5                               Authority.  The JSC shall have only the powers assigned expressly to it in this Article 3 and elsewhere in this Agreement, and shall not have any power to amend, modify or waive compliance with this Agreement.  In furtherance thereof, each Party shall retain the rights, powers and discretion granted to it under this Agreement and no such rights, powers or discretion shall be delegated or vested in the JSC unless such delegation or vesting of rights is expressly provided for in this Agreement or the Parties expressly so agree in writing.  Without limiting the generality of the foregoing, the JSC shall have no decision-making authority with respect to any matters related to the (i) Manufacturing of the Product for sale outside the Territory or (ii) the Development, Commercialization or use of the Product outside the Field or outside of the Territory; provided that in each case Onconova shall not conduct any pre-clinical studies or clinical trials that likely will materially and adversely affect the Development or Commercialization of the Product in the Territory without providing HanX the opportunity to review and comment on the design and implementation of any such pre-clinical studies and clinical trials, and if HanX has any reasonable concerns that any such study or trial will adversely affect the Development or Commercialization of Product in the Territory, then Onconova shall take reasonable steps to address any such concerns.

ARTICLE 4
DEVELOPMENT

4.1                               Overview.

4.1.1                     Overview of Development.  During the Term, HanX shall be solely responsible for Developing the Product in the Territory for use in the Field as set forth in the Development Plan, at its sole cost and expense.  HanX shall conduct the Development Activities in accordance with the Development Plan as provided in this Article 4 and under the general supervision of the JSC.

4.1.2                     Development and Regulatory Approvals Outside the Territory.  The Parties hereby agree and acknowledge that: (i) nothing contained herein shall limit or otherwise restrict the ability of Onconova to Develop the Product outside the Territory; and (ii) nothing contained herein shall limit or otherwise restrict the ability of Onconova to obtain or maintain Regulatory Approvals for the Product outside the Territory.  Without limiting the generality of the foregoing, the Development Plan shall not address (1) any Development Activities which are necessary solely for obtaining or maintaining Regulatory Approval for the Product in any country outside the Territory or (2) obtaining or maintaining Regulatory Approvals for the Product outside the Territory.

4.1.3                     Certain Additional Restrictions.  HanX agrees and acknowledges that it and its Affiliates shall not conduct any Development of the Product except in accordance with a Development Plan established pursuant to this Agreement.

4.2                               Objectives Under the Development Plan.

4.2.1                     Development Activities.  HanX shall use Commercially Reasonable Efforts to promptly carry out the Development Activities under the Development Plan and in accordance with the time frames set forth in the Development Plan.  Without limiting the foregoing obligation, HanX shall be required to spend a minimum of two million Dollars ($2,000,000) over the first twenty-four (24) month period following the Effective Date on clinical trials for Product as a single agent or in combination in the Territory. Each calendar quarter during the Term, HanX shall provide written notice to Onconova of the amount of out-of-pocket costs spent by HanX to carry out Development Activities under the Development Plan for the previous calendar quarter.

4.2.2                     Compliance.  HanX shall conduct its Development Activities in accordance with the Development Plan, consistent with sound and ethical business and scientific practices, and in compliance with all applicable Laws, including GCPs and GLPs.

4.3                               Development Plan.

4.3.1                     General.  In connection with the Development of the Product for use in the Field in the Territory, HanX shall conduct such Development Activities pursuant to a comprehensive development plan (the “Development Plan”); provided that such Development Plan shall include that HanX shall conduct, at its expense, any pre-clinical and clinical trials necessary to receive and maintain Regulatory Approval (including registrations) to Commercialize Product in the Territory.  Notwithstanding the foregoing, Onconova shall have the right to review and comment on the design and implementation of any pre-clinical studies and clinical trials, and if Onconova has any reasonable concerns that any such study or trial will adversely affect the Development or Commercialization of Product outside the Territory, then HanX shall take reasonable steps to address any such concerns.  The initial Development Plan for the Product for the first full calendar year of this Agreement (including any additional period from the Effective Date through the end of the initial calendar year) has been agreed to by the Parties and circulated by HanX to Onconova.

4.3.2                     Updating and Amending Development Plan; Additional Development Activities.

(a)                                 On or before the end of each calendar year during the Term, the JSC shall review and update the Development Plan, which shall cover the Development Activities to be conducted during the upcoming calendar year, and the JSC shall, on at least a quarterly basis, review and update, as appropriate, the then-current Development Plan to reflect any changes, reprioritizations of, or additions to the Development Plan; provided, however, that any disputes with respect thereto shall be resolved pursuant to Section 3.4.

(b)                                 From time to time during the Term, either Party may submit to the JSC any proposed expansion or other amendment of the Development Plan to cover additional Development Activities (or otherwise amend the Development Activities) with respect to the Product for use in the Field in the Territory for the JSC’s review and approval; provided, however, that any disputes with respect thereto shall be resolved pursuant to Section 3.4.  Once approved by the JSC (or otherwise resolved pursuant to Section 3.4), each amended Development Plan shall become effective and supersede the previous Development Plan as of the date of such approval or at such other time as decided by the JSC.

4.4                               Records, Reports and Information.

4.4.1                     General.  HanX shall maintain current and accurate records of all work conducted by on behalf of it under the Development Plan, amounts spent by HanX and its Affiliates in performing all work under the Development Plan, and all data and other information resulting from such work.  Such records shall properly reflect all work done and results achieved in the performance of the Development Activities in good scientific manner appropriate for regulatory purposes.  HanX shall document all preclinical studies and clinical trials to be conducted pursuant to the Development Plan in formal written study reports according to applicable national and international (e.g., ICH, GCP and GLP) guidelines.  HanX shall provide copies of any such study reports (including copies of all toxicity, pharmacokinetics (PK) and pharmacodynamics (PD) reports) to Onconova within thirty (30) days of completion of each report. For clarity, such reports shall be provided to Onconova in English.

4.4.2                     Status Updates in the Territory.  HanX shall provide the JSC with reports summarizing its Development Activities under the Development Plan and the results thereof at least five (5) business days prior to any JSC meeting.

4.4.3                     Access to Records.  Onconova shall have the right, not more than one (1) time per calendar year, to review all records under the Development Plan maintained by HanX at reasonable times, upon written request.

4.5                               Ownership and Transfer of Development Data.  All data (including pre-clinical, clinical, technical, chemical, safety, manufacturing and scientific data and information), know-how and other results generated by or resulting from or in connection with the conduct of Development Activities, including relevant laboratory notebook information, screening data, Regulatory Data, Manufacturing batch records and synthesis schemes, including descriptions in any form, data and other information (collectively, the “Development Data”), shall be owned solely by the Party that generated such Development Data and deemed the Confidential Information of such Party.  With respect to Development Data generated by each Party hereunder, each Party shall promptly provide the other Party with copies of reports and summaries thereof, in each case as such reports and summaries become available to such Party.

4.6                               Right to Audit.  HanX shall ensure that Onconova’s authorized representatives (no more than once a year, except for cause) and, to the extent permitted by applicable Law, any Regulatory Authorities may, during regular business hours and upon prior written notice, (i) examine and inspect its facilities or, subject to any Third Party confidentiality restrictions and other obligations, the facilities of any subcontractor or any investigator site used by it in the performance of Development of the Product in the Territory hereunder pursuant to the Development Plan, and (ii) subject to applicable Law and any Third Party confidentiality restrictions and other obligations, inspect all data, documentation and work product relating to the activities performed by it, the subcontractor or investigator site, in each case generated pursuant to the Development Plan hereunder.  This right to inspect all data, documentation, and work product relating to the Product in the Field in the Territory may be exercised at any time during the Term, or such longer period as shall be required by applicable Law.

4.7                               Technology Transfer and Assistance.  Following receipt by Onconova of the Upfront Payment and payment under the Securities Purchase Agreement, Onconova shall promptly transfer or provide HanX with access to all Onconova Know-How that exists on the Effective Date and was not previously provided to HanX.  Thereafter, from time to time during the Term of this Agreement, Onconova shall transfer or provide HanX with access to additional Onconova Know-How (including the data and results of any clinical or non-clinical studies of the Compound and Product performed by or on behalf of Onconova, its Affiliates and licensees outside the Territory) that comes under the Control of Onconova or its Affiliates.  In connection with the technology transfer under this Section 4.8, Onconova shall provide HanX with reasonable technical assistance, including reasonable access to Onconova’s personnel involved in the research and development of the Compound and Product.  For clarity, the technology transfer under this Section 4.7 shall not include manufacture technology transfer, which shall be performed pursuant to Section 7.2.2.

ARTICLE 5
REGULATORY

5.1          Regulatory Filings and Regulatory Approvals.

5.1.1       General.  HanX, under general supervision of the JSC, shall be responsible for formulating regulatory strategy for obtaining and maintaining Regulatory Approvals for the sale of the Product in the Field in the Territory.  HanX shall be responsible for the preparation of all Regulatory Materials necessary or desirable for obtaining and maintaining such Regulatory Approvals in the Territory (including in connection with package inserts, labeling and packaging for the Product in the Field in the Territory).  HanX shall submit such Regulatory Materials and Regulatory Approval applications to the applicable Governmental Authorities in the Territory.  Onconova shall cooperate with HanX in connection therewith, including providing all such supporting documentation in Onconova’s possession and control for Regulatory Materials to HanX with sufficient time to allow HanX to review and timely submit such Regulatory Materials in accordance with applicable Law.  The provisions of this Section 5.1.1 shall be subject to the provisions of Section 5.1.2.

5.1.2       Certain Regulatory Approvals.

(a)           Pricing Approvals.  To the extent that a given country or regulatory jurisdiction in the Territory requires Pricing Approval for sale of the Product in the Field in such country or regulatory jurisdiction, HanX shall (to the extent permitted by applicable Laws) be solely responsible for (and shall use Commercially Reasonable Efforts toward) obtaining and maintaining Pricing Approvals in all such countries and regulatory jurisdictions in the Territory.  Without limiting the foregoing, HanX shall apply for Pricing Approvals in each country or regulatory jurisdiction where Pricing Approvals are required for the sale of the Product in the Field promptly following the receipt of the MAA approval for the Product in such country or regulatory jurisdiction in the Territory.  For clarity, HanX shall have the sole right to determine the pricing of the Product sold in the Territory, and neither Onconova nor the JSC shall have any authority to direct, control, or approve HanX’s pricing of the Product in the Territory.

5.1.3       Ownership of Regulatory Materials and Regulatory Approvals.  All Regulatory Approvals in the Territory for sale of the Product in the Field in the Territory shall be in the name of HanX (or its Affiliates or sublicensees), and HanX (or its Affiliates or sublicensees) shall own all right, title and interest in all such Regulatory Approvals and all related Regulatory Materials.  In the event that applicable Laws in the Territory do not allow HanX to be the holder of the Regulatory Approval for the Product supplied by Onconova to HanX for use and sale in the Territory, Onconova shall hold such Regulatory Approval for the sole benefit of HanX and shall promptly transfer such Regulatory Approval to HanX if and when changes in applicable Laws allow HanX to be the holder of such Regulatory Approval.

5.1.4       Cost of Regulatory Activities.  All costs and expenses incurred by HanX (or its Affiliates) in connection with the preparation or maintenance of Regulatory Materials and Regulatory Approvals for sale of the Product in the Field in the Territory, including any filing fees shall be borne solely by HanX.

5.1.5       Reporting and Review.  HanX shall keep Onconova reasonably and regularly informed in connection with the preparation of all Regulatory Materials, Regulatory Authority review of Regulatory Materials, and Regulatory Approvals, in each case with respect to the Product for sale in the Field in the Territory.  HanX shall provide Onconova with all clinical reports with respect to the Product in the Field in the Territory in accordance with Section 4.4.1.  Each Party shall provide the other Party, in a timely manner, with copies of all material notices, questions, and requests for information in tangible form which it receives from a Regulatory Authority with respect to the Product for sale in the Field; provided, however that such Party shall have the right to redact any information to the extent not related to the Product.

5.2          Communications.  In addition to the information provided in Section 5.5, the Parties shall cooperate in communicating with any Regulatory Authority having jurisdiction in the Territory regarding the Product in the Territory and each Party shall immediately notify the other in the event that such Party communicates, or intends to communicate, with any Regulatory Authority in the Territory regarding the Product, either on its own initiative in accordance with this Agreement or as a result of such a Regulatory Authority initiating contact with such Party.  Notwithstanding the foregoing, except as may be required by Law, (a) HanX shall not, with respect to the Product, communicate with (i) any Regulatory Authority having jurisdiction outside of the Territory regarding the Product or (ii) any Regulatory Authority with respect to the Product for use outside the Field, in each case, without the prior written consent of Onconova, or unless so ordered by such Regulatory Authority, in which case HanX shall immediately notify Onconova of such order; and (b) Onconova shall not, with respect to the Product, communicate with any Regulatory Authority having jurisdiction in the Territory regarding the Product, without the prior written consent of HanX, or unless so ordered by such Regulatory Authority, in which case Onconova shall immediately notify HanX of such order.

5.3          Rights of Reference to Regulatory Materials.

(a)           Onconova hereby grants to HanX a right of reference to all Regulatory Materials filed by Onconova for Development, Manufacture or Commercialization of the Product solely for the purposes of Manufacturing and Development Activities to obtain Regulatory Approval and Commercialization in the Field in the Territory.

(b)           HanX hereby grants to Onconova a right of reference to all Regulatory Materials filed by HanX in the Territory for Development, Manufacture or Commercialization of the Product in the Field in the Territory solely for the purposes of Manufacturing and Development Activities to obtain Regulatory Approval and Commercialization outside the Territory.

5.4          Pharmacovigilance.  HanX shall be responsible for all processing of information related to any adverse events, including any information regarding such adverse events that is received from a Third Party, related to any Product sold by HanX or on behalf of HanX or any of its Affiliates or sublicensees in the Territory, and shall also be responsible for all expedited and periodic reporting of such events to the applicable Governmental Authority in the Territory in accordance with applicable Law.  Each Party shall provide the relevant safety information it receives (either directly or indirectly) for any Product sold by or on behalf of such Party or any of its Affiliates or sublicensees in a timely manner so as to allow the other Party to timely comply with its responsibility to report pharmacovigilance information to the applicable Governmental Authorities in accordance with applicable Law.  Without limiting the generality of the foregoing, each Party shall be allowed to utilize any such adverse event report and other information to allow such Party (and its designees) to comply with safety reporting requirements or other applicable Laws with respect to the Product within the Territory with respect to HanX, and outside of the Territory with respect to Onconova.  Within sixty (60) days following the Effective Date, the pharmacovigilance departments of each of Onconova and HanX shall meet and determine the approach to be taken for the collection, review, assessment, tracking, exchange and filing of information related to adverse events associated with the Product, consistent with the provisions of this Section 5.4 (including establishing and maintaining a global safety database, which shall be maintained by Onconova at Onconova’s own cost).  Such approach shall be documented in a separate pharmacovigilance agreement on terms customary to the pharmaceutical industry to be mutually agreed to and entered by the Parties within sixty (60) days following the Effective Date.  Such agreement will be in accordance with, and enable the Parties and their Affiliates to fulfill, local and international regulatory reporting obligations to Governmental Authorities and other applicable Law.

5.5          Regulatory Authority Communications Received by a Party.

5.5.1       General.  Each Party shall inform the other Party within forty-eight (48) hours, or such shorter time as is necessary to comply with the reporting requirements of any applicable Regulatory Authority, of notification of any action by, or notification or other information which it receives (directly or indirectly) from any Regulatory Authority anywhere in the world which (i) raises any material concerns regarding the safety or efficacy of the Product; (ii) indicates or suggests a potential material liability of HanX or Onconova to Third Parties in connection with the Product; (iii) is reasonably likely to lead to a recall, market withdrawal or field alert with respect to the Product anywhere in the world; or (iv) relates to expedited and periodic reports of adverse events with respect to the Product anywhere in the world, and which may have an adverse impact on Regulatory Approval or the continued Commercialization of the Product anywhere in the world.  Each Party shall also promptly provide the other Party with a copy of all correspondence received from a Regulatory Authority anywhere in the world specifically regarding the matters referred to above.

5.5.2       Disclosures.  In addition to its obligations under this Agreement, each Party shall disclose to the other Party the following regulatory information:

(a)           Regulatory Actions.  To each Party’s knowledge, all material information pertaining to actions taken by Regulatory Authorities in connection with the Product anywhere in the world, including any notice, audit notice, notice of initiation by Regulatory Authorities of investigations, inspections, detentions, seizures or injunctions concerning the Product, notice of violation letter (i.e., an untitled letter), warning letter, service of process or other inquiry; provided, however, that each Party shall be entitled to redact those portions thereof to the extent not related to the Product.

(b)           Regulatory Non-Compliance.  All information pertaining to notices from Regulatory Authorities of non-compliance with Laws in connection with the Product anywhere in the world, including receipt of a warning letter or other notice of alleged non-compliance from any Regulatory Authority relating to the Product; provided, however, that each Party shall be entitled to redact those portions thereof to the extent not related to the Product.

5.6          Recall, Withdrawal or Field Alert of Product.  In the event that any Governmental Authority threatens or initiates any action to remove the Product from the market (in whole or in part) anywhere in the world, the Party receiving notice thereof shall notify the other Party of such communication immediately, but in no event later than one (1) business day, after receipt thereof.  Notwithstanding the foregoing, in all cases HanX, as the holder of the IND or MAA for the Product in the Territory, shall determine whether to initiate any recall, withdrawal or field alert of the Product in the Territory, including the scope of such recall or withdrawal (e.g., a full or partial recall, or a temporary or permanent recall) or field alert; provided, however that before HanX initiates a recall, withdrawal or field alert, the Parties shall promptly meet and discuss in good faith the reasons therefor, provided that such discussions shall not delay any action that HanX reasonably believes has to be taken in relation to any recall, withdrawal or field alert.  In the event of any such recall, withdrawal or field alert, HanX, as the holder of the IND or MAA for the Product in the Territory, shall determine the necessary actions to be taken, and as distributor of the Product in the Territory hereunder, shall implement such action, with reasonable assistance from Onconova, to conduct such recall, withdrawal or field alert.  Without limiting the foregoing, Onconova shall have the right to propose that a Product recall, withdrawal or field alert should be initiated by HanX, but HanX, as holder of the IND or MAA for the Product, shall make the final decision as to whether or not the recall, withdrawal or field alert should be initiated.

ARTICLE 6
COMMERCIALIZATION

6.1          Commercialization in the Field in the Territory.  During the Term, subject to Section 6.2.2, HanX shall be solely responsible for Commercializing the Product in the Territory for use in the Field, which Commercialization shall be in accordance with the Commercialization Plan and this Agreement, with the goal of maximizing the commercial potential of the Product in the Field in the Territory.  HanX shall be responsible for all expenses (including pre-marketing and other Commercialization expenses) incurred in connection with the Commercialization of the Product in the Territory for use in the Field.

6.2          HanX’s Performance.

6.2.1       Commercialization Plan.

(a)           On an annual basis no later than September 30th of each year (except with respect to the initial plan, which shall be prepared and circulated to the JSC no later than six (6) months prior to the filing of the first MAA for the Product in the Territory), HanX shall create and submit to the JSC for its review the commercialization plan for the following calendar year (each, a “Commercialization Plan”).  From time to time during a given calendar year, HanX may propose written updates to the Commercialization Plan for review and approval by the JSC; provided, however, that the Commercialization Plan shall not be updated unless and until agreed to by the JSC (provided that the provisions of Section 3.4 shall apply with respect to any dispute in connection therewith).  HanX shall conduct all Commercialization of the Product in the Territory in accordance with the Commercialization Plan.

(b)           Each annual Commercialization Plan shall include, at a minimum, and set forth on a country-by-country basis, among other things, the following items in connection with the Commercialization of the Product in the Territory for use in the Field:

(i)            a description of the short- and long-term vision for the Product and Product positioning; a situation analysis; and a description of critical issues, strategic imperatives and tactics by strategic imperative with timelines and budget, all of the foregoing from each of the following perspectives: marketing, sales, and reimbursement;

(ii)           a summary of the minimum level of sales efforts to be dedicated to the promotion of the Product, including detailing information;

(iii)         a description of any promotional materials and campaigns, including publication plans to be used in connection with the promotion of the Product in the Field; and

(iv)          a reasonably detailed budget for the Commercialization activities for the applicable period.

6.2.2       Specific Commercialization Obligations.  Without limiting the generality of the provisions of Section 6.1, in connection with the Commercialization of the Product in the Territory for use in the Field by HanX hereunder, during the Term, HanX shall be responsible for (and each Commercialization Plan shall reflect that):

(a)           HanX shall be solely responsible for (i) receiving, accepting and filling orders for the Product in the Field in the Territory, (ii) handling all returns of the Product in the Field in the Territory, (iii) controlling invoicing, order processing and collection of accounts receivable for the sales of the Product in the Field in the Territory, (iv) booking and recording sales of the Product in the Field in the Territory in its books of account and (v) distributing and managing inventory of the Product in the Field in the Territory, in each case in accordance with HanX’s Applicable Accounting Standards, consistently applied, to the extent applicable.

(b)           HanX shall use Commercially Reasonable Efforts to launch the Product in each country (or other regulatory jurisdiction) in the Territory after all applicable Regulatory Approvals for the Product in such country (or other regulatory jurisdiction) have been obtained; provided, however, that, notwithstanding the foregoing, HanX shall commercially launch the Product in each country in the Territory within [**] after the receipt of Pricing Approval of the Product in such country (or other regulatory jurisdiction).

6.2.3       Diligence Failures.  If Onconova believes in good faith that HanX has failed to utilize Commercially Reasonable Efforts (which, for clarity, would include the failure to satisfy the requirements set forth in Section 6.2.2) with respect to the Commercialization of the Product in the Field in the Territory pursuant to this Agreement, then Onconova shall first raise such issue through the JSC, identifying the countries or regions at issue and specific detailed reasons underlying such allegation.  Within thirty (30) days following HanX’s receipt of any such notice from Onconova, HanX shall provide Onconova with a written response specifying, in reasonable detail, how it is using or has begun to use such Commercially Reasonable Efforts.  If HanX does not provide a written response which demonstrates, in reasonable detail, how it has complied with, and will continue to comply with, its obligation to use Commercially Reasonable Efforts to Commercialize the Product in the Field in the Territory within thirty (30) days after the receipt of such notice (or if HanX provides such response but HanX does not thereafter comply with such obligations), then, effective upon the expiration of such thirty (30)-day period (or immediately upon written notice to the extent HanX does not thereafter comply with such obligations), Onconova shall have the right to terminate this Agreement for the country(ies) at issue upon thirty (30) days’ prior written notice to HanX.  In the event that the Parties dispute whether HanX has failed to comply with its obligations to utilize Commercially Reasonable Efforts as required by this Agreement, Onconova shall not have the right to terminate this Agreement unless and until such dispute is resolved in Onconova’s favor under Section 15.3 and HanX has failed to cure such breach as set forth above in this Section 6.2.

6.3          Reports. HanX shall update the JSC on a country-by-country basis at each meeting regarding its significant Commercialization activities involving the Product.  HanX shall present written reports to the JSC at least quarterly, summarizing its significant Commercialization activities with respect to the Product pursuant to this Agreement.  Such reports submitted by HanX shall cover the subject matter at a level of detail reasonably sufficient to enable Onconova to determine HanX’s compliance with its diligence obligations pursuant to this Article 6.

6.4          Compliance.  HanX shall comply with all applicable Laws, including the U.S. Foreign Corrupt Practices Act, as well as all applicable Regulatory Approvals for the Product.  In addition, HanX shall not use in any capacity in the Development or Commercialization of the Product, any Person who has been debarred pursuant to Section 306 of the FD&C Act (or similar Law outside of the U.S.), or who is the subject of a conviction described in such section, and HanX shall inform Onconova in writing immediately if it or any Person who is performing services for HanX hereunder is debarred or is the subject of a conviction described in Section 306 (or similar Law outside of the U.S.), or, to HanX’s knowledge, if any action, suit, claim, investigation or legal administrative proceeding is pending or is threatened, relating to the debarment of HanX or any Person used in any capacity by HanX relating to the Product.

6.5          Use of Subcontractors.  HanX shall have the right to distribute or detail the Product in the Territory in the Field directly or indirectly through any Third Party(ies).

6.6          Promotional Materials.

6.6.1       Creation of Promotional Materials.  HanX will create and develop promotional materials for the Territory in accordance with the Commercialization Plan, the

Regulatory Approvals and applicable Laws and shall provide samples thereof to Onconova for review and comment (and HanX shall consider any such comments in good faith) prior to distributing such promotional materials.  To the extent HanX includes any Onconova trademarks in the promotional materials, HanX shall comply with Onconova’s then-current guidelines for trademark usage, a copy of which shall be provided to HanX from time to time.

6.6.2       Inclusion of Logos on Packaging and Promotional Materials.  To the extent permitted or required by applicable Law and subject to obtaining necessary Regulatory Authority approvals, with respect to Product to be sold by HanX or on behalf of HanX or any of its Affiliates in the Territory, the Onconova housemark and the HanX housemark shall be given equal prominence on all package inserts utilized by HanX; provided, however, in the event that applicable Law prevents the foregoing, Onconova shall still be identified on all package inserts for the Product to the extent permitted by applicable Law.  HanX hereby grants to Onconova a non-exclusive, royalty-free, non-sublicensable right and license during the Term to utilize the HanX housemark (including all trademarks, names and logos) in order to perform Onconova’s obligations hereunder, and Onconova hereby grants to HanX a non-exclusive, royalty-free and sublicenseable (only in connection with a sublicense to all Onconova Technology) right and license during the Term to utilize the Onconova housemark (including all trademarks, names and logos) in order to perform the Commercialization activities required to be performed by HanX hereunder in accordance with the terms of this Agreement.  Each Party shall only use the housemark of the other Party with the necessary trademark designations, and each Party shall use the other Party’s housemarks in a manner that does not derogate from such Party’s rights in its trademarks, names and logos.  Each Party will take no action that will interfere with or diminish the other’s rights in its respective trademarks, names and logos, and if a Party reasonably believes that the use of its trademarks, names and logos by the other Party hereunder is interfering with or diminishing its rights, such Party shall notify the other Party thereof in writing and such other Party shall promptly cease use of such trademarks, names or logos in such manner.  Each Party agrees that all use of the other Party’s trademarks, names and logos will inure to the benefit of such other Party, including all goodwill in connection therewith.

6.7          Product Trademarks and Product Trade Dress.

6.7.1       Generally.  HanX shall Commercialize the Product in the Field in the Territory consistent with (a) any trademark (and logo) or trade dress as HanX may determine and approved by Onconova (such approval not to be unreasonably withheld) prior to the First Commercial Sale in the Territory, or such other trademark or trade dress as the Parties mutually agree upon, and (b) the Global Branding Strategy.  All uses of the Product trademarks and trade dress to identify and/or in connection with the Commercialization of the Product in the Field in the Territory shall be reviewed by the JSC, shall be in accordance with the Commercialization Plan, Regulatory Approvals and all applicable Laws.  The Product trademarks and trade dress under which the Product is marketed or sold by HanX in the Territory (other than HanX’s corporate trademarks or trade names) shall be registered and owned by HanX and used by HanX only pursuant to the terms of this Agreement to identify and in connection with the Commercialization of the Product, and shall not be used by HanX to identify or in connection with the marketing of any other products.

6.7.2       Trademark Acknowledgments.  Each Party acknowledges the sole ownership by the other Party and validity of all trademarks, trade dress, logos and slogans owned by the other Party and used or intended to be used in connection with the Commercialization of the Product for the Field in the Territory.  Each Party agrees that it will not at any time during or after the Term assert or claim any interest in, or do anything which may adversely affect the validity or enforceability of, any copyright, trademark, trade dress, logo or slogan owned by the other Party and used or intended to be used on or in connection with the marketing or sale of the Product.  Neither Party will register, seek to register or cause to be registered any copyrights, trademarks, trade dress, logos or slogans owned by the other Party and used or intended to be used on or in connection with the marketing or sale of the Product or any variation thereof, under any applicable Law providing for registration of copyrights, trademarks, service marks, trade names or fictitious names (including as an Internet domain name) or similar Laws, without the other Party’s prior written consent (in its sole discretion).

6.8          Commercialization Data.  HanX shall own all marketing and sales data and information resulting from its Commercialization of the Product in the Field in the Territory during the Term (the “Commercialization Data”).  Upon request from Onconova, HanX shall provide to Onconova a copy of such Commercialization Data.  Onconova shall have the right and license to use all Commercialization Data (and the right to grant its Affiliates and Third Parties the right to use such Commercialization Data) in connection with the Commercialization of the Product outside the Territory.

6.9          Global Branding Strategy.  Onconova shall have the right, from time to time during the Term, to implement (and thereafter modify and update) a global branding strategy, including global messaging, for the Product for use in the Field throughout the world (the “Global Branding Strategy”).  To the extent Onconova determines to employ such Global Branding Strategy, HanX shall use Commercially Reasonable Efforts to adhere to the Global Branding Strategy in its Commercialization of the Product.

ARTICLE 7
SUPPLY

7.1          Supply by Onconova

7.1.1       General.  HanX shall have the right to purchase the Compound and Product from Onconova pursuant to the terms of this Section 7.1.  The Parties shall negotiate in good faith the terms of a supply agreement and quality agreement with respect to the manufacture and supply of Compound and Product by or on behalf of Onconova to HanX for Development use within three (3) months after the Effective Date.  No later than six (6) months before the anticipated Regulatory Approval of the Product in the Territory, the Parties shall negotiate in good faith the terms of a commercial supply agreement for the Compound and Product.

7.1.2       Price.  Compound and Product supplied to HanX or its designee by or on behalf of Onconova shall be invoiced at a price equal to [**].

7.2          Supply by HanX.

7.2.1       General.  HanX shall have the right to Manufacture and supply the Compound and Product for use and sale in the Territory, either by itself or through its Affiliates or Third Party contract manufacturers.  After the completion of manufacture technology transfer set forth below, the Parties shall discuss the Manufacture and supply of the Compound and Product by HanX to Onconova for use and sale outside the Territory.

7.2.2       Manufacture Technology Transfer.  If HanX notifies Onconova that it wishes to Manufacture the Compound and Product, Onconova shall reasonably cooperate with HanX to make available to HanX or a contract manufacturer selected by HanX and reasonably acceptable to Onconova such Onconova Know-How as is reasonably necessary to permit the Manufacture of the Compound and Product by HanX or such contract manufacturer. In addition, Onconova shall provide HanX with reasonable technical support as necessary for HanX to Manufacture the Compound and Product, including making its technical personnel available and providing master batch records, CMC information and other Manufacturing related documents in Onconova’s Control.

ARTICLE 8
PAYMENTS

8.1          Upfront Fee and Equity Issuance; Research and Development Expense Funding.

8.1.1       Total Amount.  The total amount in this Section 8.1 aggregates to six million Dollars ($6,000,000) comprised of the Upfront Payment, the Upfront Equity Issuance and the Territory Research and Development Expense Funding described below.

8.1.2       Upfront Fee.  Within sixty (60) days after the Effective Date, HanX shall pay to Onconova an upfront amount equal to two million Dollars ($2,000,000) (the “Upfront Payment”) by wire transfer of immediately available funds into an account designated in writing by Onconova.  In the event the full Upfront Payment and the full Upfront Equity Issuance proceeds described in Section 8.1.3, are not received by Onconova or its designee within sixty (60) days after the Effective Date, unless otherwise expressly waived in writing by Onconova, this Agreement and all rights and licenses granted to HanX hereunder shall be automatically deemed to be void ab initio.  Such Upfront Payment shall be non-refundable and non-creditable against any other payments due hereunder.  The Upfront Payment shall be used to fund and reimburse Onconova for research and Development activities of the Product.

8.1.3       Upfront Equity Issuance.  HanX (either alone or together with a Third Party payor designated by HanX so long as HanX or an Affiliate is the registered and beneficial holder of the shares) shall pay to Onconova two million Dollars ($2,000,000) (the “Upfront Equity Issuance”) for shares of common stock pursuant to the Securities Purchase Agreement entered into by the Parties concurrent with execution and delivery of this Agreement.  The proceeds received by Onconova pursuant to the terms of the Securities Purchase Agreement shall be used to fund and reimburse Onconova for research and Development activities of the Product.

8.1.4       Territory Research and Development Expense Funding.

(a)           Within sixty (60) days after the Effective Date, HanX shall set aside two million Dollars ($2,000,000) or equivalent RMB funds (as calculated pursuant to Section 8.8.1) into an escrow account reasonably acceptable to Onconova (the “Territory Research and Development Expense Funding”).  The Territory Research and Development Expense Funding shall be released to HanX upon HanX’s request only to contribute toward funding or reimbursing the cost of Product clinical trials and combination studies in the Territory.  HanX shall use Commercially Reasonable Efforts to cause the Territory Research and Development Expense Funding to be utilized within two (2) years from the Effective Date.

(b)           If [**]in the research and development of the Product during the [**]pursuant to the Development Plan,[**].

(c)           Following the later of (i) second (2nd) anniversary of the Effective Date and (ii) the first FDA approval of the Compound, HanX shall use Commercially Reasonable Efforts to Develop the Product for Regulatory Approval(s) for the Territory pursuant to a joint global development plan for the applicable period set forth in such joint global development plan.

(d)           Pursuant to the joint global development plan referenced in Section 8.1.4(c) above, the Parties would negotiate in good faith appropriate compensation from Onconova to HanX for Development work performed by HanX under such joint global development plan in the Territory that can also be used outside of the Territory.

8.2          Development Milestone Payments.  HanX shall pay to Onconova the development milestone payments described in this Section 8.2 upon achievement (first occurrence) of the corresponding milestone event.  HanX shall promptly notify Onconova in writing, but in no event later than ten (10) business days after, of the achievement of each such milestone event achieved by it or any Affiliate or sublicensee or assignee.  HanX shall pay the applicable milestone payment by wire transfer of immediately available funds into an account designated by Onconova within sixty (60) days after the achievement (first occurrence) of the applicable milestone event.  Each such payment is onetime payment only and is non-refundable and non-creditable against any other payments due hereunder.

Milestone Event	Milestone Payment

Approval [**]	[**]

Receipt [**]	[**]

Receipt [**]	[**]

Receipt [**]	[**]

[**]

8.3                               Sales Milestone Payments.  HanX shall pay to Onconova the sales milestone payments described in this Section 8.3 upon achievement (first occurrence) of the corresponding milestone event.  As part of the quarterly royalty report in Section 8.5, HanX shall notify Onconova in writing of the achievement of each such milestone event achieved by it or any Affiliate or sublicensee or assignee.  HanX shall pay the applicable milestone payment by wire transfer of immediately available funds into an account designated by Onconova within sixty (60) days after the end of the calendar quarter during which the applicable milestone is achieved.  Each such payment is onetime payment only and is non-refundable and non-creditable against any other payments due hereunder.  The achievement of a higher sales milestone event shall trigger the milestone payment for such milestone event as well as for all lower milestone events in the event such lower milestone events had not been previously triggered and paid.

Milestone Event	Milestone Payment

1. The first calendar year in which the aggregate annual Net Sales of all Products in the Territory exceeds [**]	[**]
2. The first calendar year in which the aggregate annual Net Sales of all Products in the Territory exceeds [**]	[**]
3. The first calendar year in which the aggregate annual Net Sales of all Products in the Territory exceeds [**]	[**]
4. The first calendar year in which the aggregate annual Net Sales of all Products in the Territory exceeds [**]	[**]

8.4                               Royalties.

8.4.1                     Royalty Rates for Product.  As further consideration for the rights granted to HanX hereunder and subject to the terms and conditions set forth in this Agreement, during the Royalty Term, HanX shall pay to Onconova a tiered royalty on aggregate annual Net Sales of all Products in the Territory as calculated by multiplying the applicable rate set forth below by the corresponding amount of incremental aggregate Net Sales in all or any portion of the calendar year:

Annual Net Sales of Product	Royalty Rate

For that portion of aggregate annual Net Sales less than or equal to [**]	[**]

For that portion of aggregate annual Net Sales greater than [**] and less than or equal to [**]	[**]

For that portion of aggregate annual Net Sales greater than [**]and less than or equal to [**]	[**]

For that portion of aggregate annual Net Sales greater than [**]and less than or equal to [**]	[**]

For that portion of aggregate annual Net Sales greater than [**]	[**]

8.4.2                     Reduction of Royalty Due to No Valid Claims.  On a country-by-country basis, and a Product-by Product basis, in the event that, and in such case from and after the date on which, a Product is Commercialized in a country in the Territory and is not covered by a Valid Claim of an Onconova Patent that covers the composition of matter, formulation, or method of use of the Product in such country, the royalty rate set forth in Section 8.4.1 with respect to such country shall be reduced by [**].  Notwithstanding the foregoing, in no event will this Section 8.4.2 cause royalties payable to Onconova in a given calendar quarter be reduced to less than fifty percent (50%) of the applicable royalties set forth in Section 8.4.1.  In the event certain Net Sales are subject to the royalty reduction set forth in this Section 8.4.2, HanX shall calculate the royalty rates as follows: HanX shall allocate the applicable reductions to a portion of the Net Sales during a particular calendar quarter to the relevant Net Sales tier set forth in Section 8.4.1 equal to the proportion of Net Sales eligible for such reduction compared to total Net Sales.  [**]

8.4.3                     Cumulative Effect of Royalty Reductions.  In no event shall the royalty reductions described in this Article 8, alone or together, reduce the royalties payable by HanX for a Product in a country in any given calendar quarter to less than the greater of (a) fifty percent (50%) of the royalty amounts set forth in Section 8.4.1 for such Product in such country in such calendar quarter and (b) [**]of Net Sales in such country; provided that clause (b) shall be applicable to a Product only if and for so long as Onconova is obligated to pay royalty on the Net Sales of such Product to a Third Party under an agreement with such Third Party.  HanX may carry over and apply any such royalty reductions, which are incurred or accrued in a calendar quarter and are not deducted in such calendar quarter due to the limitation set forth above in this Section 8.4.3, to any subsequent calendar quarter(s) and shall continue applying such reduction on a calendar quarter basis thereafter until fully deducted, in all cases subject to the limitation set forth above in this Section 8.4.3.

8.5                               Royalty Payments and Reports.  HanX shall calculate all amounts payable to Onconova pursuant to Section 8.4 with respect to Net Sales at the end of each calendar quarter, which amounts shall be converted to Dollars at such time in accordance with Section 8.8.  HanX shall pay to Onconova the royalty amount due for Net Sales during a given calendar quarter within sixty (60) days after the end of such calendar quarter.  Each payment of royalties due to Onconova shall be accompanied by (i) a statement of the amount of gross sales of each Product in the Territory during the applicable calendar quarter (including such amounts expressed in local currency and as converted to Dollars), (ii) an itemized calculation of Net Sales (a) in the Territory as a whole and (b) on a country-by-country basis, showing for both (a) and (b) deductions provided for in the definition of “Net Sales” during such calendar quarter, and (iii) a calculation of the amount of royalty payment due on such Net Sales for such calendar quarter.  Without limiting the generality of the foregoing, HanX shall require its Affiliates and sublicensees and assignees to account for its Net Sales and to provide such reports with respect thereto as if such sales were made by HanX.

8.6                               Third Party Licenses and Sublicenses.

8.6.1                     Third Party Licenses.  If HanX or any of its Affiliates or sublicensees desires to obtain a license, covenant not to sue or similar rights under any Third Party Patents or other Third Party intellectual property necessary or useful Development, Manufacture or Commercialization of a Product for sale in the Field, then prior to the earlier of commencing negotiations with, or entering into any agreement with, any such Third Party with respect to any such license, covenant or right, HanX shall promptly notify Onconova in writing.  Onconova, itself or through any of its Affiliates or licensees, shall have the first right to in-license or otherwise obtain such rights, including the right to sublicense to HanX.  If Onconova elects to in-license or otherwise obtain such rights, such Third Party Patents or other Third Party intellectual property shall be automatically included in Onconova Technology and sublicensed to HanX in the Territory.  In the event Onconova elects not to in-license or otherwise obtain such rights, HanX or its Affiliates or sublicensees may in-license or otherwise acquire rights under such Third Party Patents or other Third Party intellectual property, but only with respect to the Territory, and provided that HanX shall use reasonable efforts to obtain rights that are assignable or sublicensable to Onconova.  Subject to Section 8.4.3, in the event HanX enters into any license or covenant not to sue or similar rights to any Third Party Patents or other Third Party intellectual property necessary or useful to avoid infringement or misappropriation for the Development, Manufacture or Commercialization of a Product in the Field in the Territory, HanX shall have the right to deduct, from the royalty payment that would otherwise have been due to Onconova under Section 8.4 with respect to Net Sales of the Product in the Territory, an amount equal to fifty percent (50%) of the royalties paid by HanX to such Third Party in a calendar quarter attributable to such license in the Field in the Territory; provided that in no event shall the royalty payment made to Onconova for such calendar quarter be reduced by more than fifty percent (50%) of the amount otherwise payable under Section 8.4; provided that HanX may carry forward to subsequent quarters any amount it is unable to deduct due to such limitation.

8.6.2                     Sublicenses.  If HanX or any of its Affiliates grants a sublicense (or any option thereto) or assignment of its rights (or any option thereto) under this Agreement to any Third Party (a) [**]pursuant to this Agreement, then HanX shall pay to Onconova [**]of any Sublicense Revenue received by HanX or its Affiliates from such Third Party sublicensee or assignee in connection with any such sublicense or assignment (or any option thereto) and (b) [**], then HanX shall pay to Onconova [**]of any Sublicense Revenue received by HanX or its Affiliates from such Third Party sublicensee or assignee in connection with any such sublicense or assignment (or any option thereto). For clarity, with respect to any sublicense (or any option thereto) or assignment of its rights (or any option thereto) granted by HanX under this Agreement to any Third Party following the [**].  For the purpose of this Section 8.6.2, “Sublicense Revenue” means upfront payment, milestone payments and other payments received by HanX or its Affiliates from a Third Party based on the grant of a sublicense (or any option thereto) or assignment of its rights (or any option thereto) under this Agreement to such Third Party, but excluding: (i) with respect to any royalties received by HanX or its Affiliates from a Third Party based on the grant of a sublicense (or any option thereto) or assignment of its rights (or any option thereto) under this Agreement to such Third Party, royalties equal to those paid by HanX to Onconova during any calendar quarter pursuant to Sections 8.4 and 8.5; (ii) bona fide loans; (iii) payments to purchase HanX’s equity at fair market value (for clarity, any premium paid by such Third Party in excess of the fair market value of the equity purchased shall be included in Sublicense Revenue); (iv) payment to fund bona fide research and development work related to the Compound and Product, at cost without any markup or profit, which payment has been previously approved by Onconova, which approval shall not to be unreasonably withheld or delayed (and for clarity, (x) any payment received in excess of HanX’s cost shall be included in Sublicense Revenue and (y) deductions in this clause (iv) shall not include any reimbursement of previously incurred expenses or any expenses reimbursed by Onconova pursuant to Section 8.1.4(b)); (v) payment for the supply of Compound and Product, at cost without any markup or profit (for clarity, any payment received in excess of HanX’s cost shall be included in Sublicense Revenue); and (vi) reimbursement of patent prosecution, maintenance and enforcement cost related to the Compound and Product.  In the event that HanX grants a sublicense (or any option thereto) or assignment of its rights (or any option thereto) under this Agreement in conjunction with a license, sublicense, assignment, transfer and/or sale (including any option thereto) of other intellectual property rights, properties or assets owned or controlled by HanX, HanX shall reasonably allocate amount received between the sublicense or assignment (including any option thereto) under this Agreement on one hand, and such other intellectual property rights, properties or assets on the other hand, and the amount allocated to such other intellectual property rights, properties or assets shall excluded from Sublicense Revenue and not subject to sharing with Onconova under this Section 8.6.2.  If Onconova disagrees with HanX’s allocation, the allocation shall be decided by arbitration pursuant to Section 15.3.

8.7                               Taxes and Withholding.  Any income or other taxes which a paying Party is required by Law to pay or withhold on behalf of a receiving Party with respect to any payments payable to a receiving Party under this Agreement shall be deducted from the amount of such payments due, and paid or withheld, as appropriate, by the paying Party on behalf of the receiving Party.  Any such tax required by applicable Law to be paid or withheld shall be an expense of, and borne solely by, the receiving Party.  The paying Party shall furnish the receiving Party with reasonable evidence of such payment or amount withheld, in electronic or written form, as soon as practicable after such payment is made or such amount is withheld.  The Parties will reasonably cooperate in completing and filing documents required under the provisions of any applicable tax laws or under any other applicable Law in connection with the making of any required tax payment or withholding payment, or in connection with any claim to a refund of or credit for any such payment.  Notwithstanding the foregoing, if HanX takes any action to assign or transfer its rights and obligations to an Affiliate or Third Party not being a U.S. person (as defined in Section 7701(a)(30) of the Code) that is not contemplated under this Agreement, and if as a result of such action by HanX, such Affiliate or Third Party or HanX is required by law to withhold taxes that were not (and would not be) otherwise applicable, or if such action by HanX results in the imposition of indirect taxes that were not (and would not be) otherwise applicable, from or in respect of any amount payable under this Agreement, then any such amount payable under this Agreement shall be increased to take into account such withholding taxes and indirect taxes as may be necessary so that, after making all required withholdings (including withholdings on the withheld amounts) and/or paying such indirect taxes, as the case may be, Onconova receives an amount equal to the sum it would have received had no such withholding been made and no such indirect taxes had been imposed.

8.8                               Currency Conversion; Blocked Payments; Prohibitions on Payments.

8.8.1                     Currency Conversion.  All payments to a Party hereunder shall be made in U.S. Dollars.  For the purpose of calculating any sums due under, or otherwise reimbursable pursuant to, this Agreement (including the calculation of Net Sales expressed in currencies other than Dollars), a Party shall convert any amount expressed in a foreign currency into Dollar equivalents, calculated using the average for the applicable currency conversion as published by The Wall Street Journal, Eastern Edition, for the three (3) months preceding the date on which such calculation is made.

8.8.2                     Blocked Payments.  In the event that, by reason of applicable Law in any country, it becomes impossible or illegal for the paying Party (or any of its Affiliates, sublicensees or assignees) to transfer, or have transferred on its behalf, payments owed the other Party hereunder, the paying Party will promptly notify the other Party of the conditions preventing such transfer and such payments will be deposited in local currency in the relevant country to the credit of the other Party in a recognized banking institution designated by the other Party or, if none is designated by the other Party within a period of thirty (30) days, in a recognized banking institution selected by the paying Party or any of its Affiliates, sublicensees or assignees, as the case may be, and identified in a written notice given to the other Party.

8.8.3                     Prohibitions on Payments.  When in any country in the Territory applicable Law prohibits both the transmittal and the deposit of milestones or royalties on sales in such country, milestone payments or royalty payments due on Net Sales shall be suspended for as long as such prohibition is in effect and as soon as such prohibition ceases to be in effect, all royalties that HanX would have been under an obligation to transmit or deposit but for the prohibition shall forthwith be deposited or transmitted, to the extent allowable. The Parties shall cooperate in good faith to overcome, to the extent reasonably possible, any prohibition described in this Section 8.8.3 within a reasonable period of time.

8.9                               General Payment Procedures.  With the exception of the Upfront Payment payable pursuant to Section 8.1.2, the Research and Development Expense Funding payable pursuant to Section 8.1.4, the milestone payments payable pursuant to Sections 8.2 and 8.3, royalties payable pursuant to Section 8.5 or other amounts expressly payable in certain time frames set forth herein, the receiving Party shall invoice the paying Party for all amounts due to such receiving Party under this Agreement, and such payments shall be made within sixty (60) days following the receipt by the paying Party of an invoice from the receiving Party specifying the amount due. The Parties understand and agree that the amounts paid by HanX to Onconova shall be used to fund and reimburse Onconova for research and Development activities of the Product.

8.10                        Late Payments.  Without limiting any other rights or remedies available to a Party hereunder, if such Party does not receive payment of any amount due to it on or before the due date, the other Party shall pay to such Party interest on any such amounts from and after the date such payments are due under this Agreement at a rate of one and one-half percent (1.5%) per month or the maximum applicable legal rate, if less, calculated on the total number of days’ payment is delinquent.

8.11                        Records; Audits.  HanX, its Affiliates, sublicensees and assignees shall keep full, true and accurate records and books of account containing all particulars that may be necessary for the purpose of confirming the accuracy of, and calculating, as applicable, all royalties and other amounts payable to Onconova hereunder (including records of Net Sales) and any other records reasonably required to be maintained with respect to HanX’s obligations under this Agreement, in each case for a minimum period of four (4) years or such longer period as required by applicable Law.  Onconova shall have a right to request an audit of HanX, its Affiliates or sublicensees or assignees (the “Audited Party”) in order to confirm the accuracy of any of the foregoing (an “Audit”); provided, however, that Onconova shall only have the right to request such Audit one time during any given calendar year.  Upon the written request by Onconova to Audit the Audited Party, Onconova shall have the right to engage an independent, internationally recognized accounting firm that is reasonably acceptable to the Audited Party to perform a review as is reasonably necessary to enable such accounting firm to calculate or otherwise confirm the accuracy of any of the foregoing for the calendar year(s) requested by Onconova; provided that (i) such accountants shall be given access to, and shall be permitted to examine and copy such books and records of the Audited Party upon five (5) business days’ prior written notice to the Audited Party, and at all reasonable times on such business days, (ii) prior to any such examination taking place, such accountants shall enter into a confidentiality agreement with the Audited Party reasonably acceptable to the Audited Party in order to keep all information and data contained in such books and records strictly confidential and shall not disclose such information or copies of such books and records to any third person including the auditing Party, but shall only use the same for the purpose of the reviews and/or calculations which they need to perform in order to determine any amounts being reviewed, and (iii) such accountants shall use reasonable efforts to minimize any disruption to Audited Party’s business.  The accountants shall deliver a copy of their findings to each of the Parties within ten (10) business days of the completion of the review, and, in the absence of fraud or manifest error, the findings of such accountant shall be final and binding on each of the Parties.  Any underpayments by HanX shall be paid to Onconova within ten (10) business days of notification of the results of such inspection.  Any overpayments made by HanX shall be refunded by Onconova within ten (10) business days of notification of the results of such inspection.  The cost of the accountants shall be the responsibility of Onconova unless the accountants’ calculation shows that the actual royalties payable, and/or any such other amount audited hereunder to be different, by more than five percent (5%), than the amounts as previously calculated by the Audited Party, in which event the cost shall be the responsibility of HanX and HanX shall reimburse Onconova for any Onconova costs incurred for the Audit.

ARTICLE 9
INTELLECTUAL PROPERTY MATTERS

9.1                               Ownership of Inventions.

9.1.1                     General.  Subject to the provisions of this Section 9.1.1 and except as expressly set forth otherwise in this Agreement, as between the Parties: (i) Onconova shall solely own any Inventions made solely by Onconova and the Patents claiming such sole Onconova Inventions, (ii) HanX shall solely own any Inventions made solely by HanX and the Patents claiming such sole HanX Inventions; and (iii) the Parties shall jointly own any Inventions made jointly by Onconova and HanX, including the Patents claiming such joint Inventions.  With respect to any Inventions jointly owned by the Parties, the Parties shall reasonably cooperate with respect to the filing, prosecution and maintenance of any Patents arising therefrom.  Except to the extent either Party is restricted by the licenses granted to the other Party under this Agreement, each Party shall be entitled to practice, license, assign and otherwise exploit the joint Inventions and any Patents arising therefrom without the duty of accounting or seeking consent from the other Party.  Each Party shall promptly disclose to the other Party all Inventions, as applicable, made by it during the Term.  The determination of inventorship for Inventions for the purpose of allocating proprietary rights therein, shall, for purposes of this Agreement, be made in accordance with applicable Laws relating to inventorship set forth in the patent Laws of the United States (Title 35, United States Code).

9.1.2                     Employees.  Each Party will require all of its and its Affiliates’ employees to assign all Inventions that are developed, made or conceived by such employees according to the ownership principles described in Section 9.1.1.  Each Party will require any agents or independent contractors performing an activity pursuant to this Agreement to assign all Inventions that are developed, made or conceived by such agents or independent contractors to Onconova and/or HanX according to the ownership principles described in Section 9.1.1.

9.2                               Disclosures; Disputes Regarding Inventions.  Each Party shall, before filing a new patent application (including provisionals and continuations-in-part) claiming an Invention to be assigned pursuant to Section 9.1.1, promptly disclose such Invention to the other Party and shall provide the other Party with a copy of the proposed patent application at least ten (10) business days before filing such application or such shorter time as may be required to preserve Patent rights, including the avoidance of a statutory bar.  If the non-filing Party believes that the filing Party’s proposed patent application discloses Confidential Information of the non-filing Party, the non-filing Party shall so notify the filing Party within such ten (10) business days after receipt thereof, and the filing Party shall amend its proposed application to comply with the confidentiality provisions of this Agreement.

9.3                               Patent Filings.

9.3.1                     Onconova Responsibilities.  Onconova shall have the first right to prepare, file, prosecute and maintain Onconova Patents.  Onconova shall keep HanX informed of the status of each such Onconova Patent and shall give reasonable consideration to any suggestions or recommendations of HanX concerning the preparation, filing, prosecution and maintenance thereof.  The Parties shall cooperate reasonably in the prosecution of such Onconova Patents under this Section 9.3.1 and shall share all material information relating thereto promptly after receipt of such information.  If, during the Term, Onconova intends to allow any Onconova Patent in the Territory to which HanX has a license under this Agreement to expire or intends to otherwise abandon any such Onconova Patent, Onconova shall notify HanX of such intention at least thirty (30) days prior to the date upon which such Onconova Patent shall expire or be abandoned and HanX shall thereupon have the right, but not the obligation, to assume responsibility for the preparation, filing, prosecution or maintenance thereof in the Territory at its sole cost and expense.

9.3.2                     HanX Responsibilities.  HanX shall have the first right to prepare, file, prosecute and maintain HanX Patents.  HanX shall keep Onconova informed of the status of each such Patent and shall give reasonable consideration to any suggestions or recommendations of Onconova concerning the preparation, filing, prosecution and maintenance thereof.  The Parties shall cooperate reasonably in the prosecution of such HanX Patents under this Section 9.3.2 and shall share all material information relating thereto promptly after receipt of such information.  If, during the Term, HanX intends to allow any HanX Patent to which Onconova has a license under this Agreement to expire or intends to otherwise abandon any HanX Patent, HanX shall notify Onconova of such intention at least thirty (30) days prior to the date upon which such HanX Patent shall expire or be abandoned, and Onconova shall thereupon have the right, but not the obligation, to assume responsibility for the preparation, filing, prosecution or maintenance thereof at its sole cost and expense.

9.3.3                     Cooperation.  The Parties agree to cooperate in the preparation, filing, prosecution and maintenance of all Patents under this Section 9.3, including cooperating with the other Party so far as reasonably necessary with respect to furnishing all information and data in its possession reasonably necessary to obtain or maintain such Patents.

9.3.4                     Patent Expenses.  Any expenses incurred by a Party in connection with the preparation, filing, prosecution and maintenance of any Onconova Patents or HanX Patents, as applicable, in the Territory shall be borne by HanX.

9.4                               Defense and Enforcement of Patents.

9.4.1                     Infringement of Third Party Patents.

(a)                                 Onconova and HanX shall each promptly notify the other in writing if either Party, or any of their respective Affiliates, shall be individually named as a defendant in a legal proceeding by a Third Party alleging infringement of a patent or other intellectual property right of such Third Party as a result of the Manufacturing, Development, use or Commercialization of the Product hereunder for sale in the Field in the Territory (each, an “Infringement Claim”). Neither Party shall have the right to settle any Infringement Claim in a manner that diminishes the rights or interests of the other Party under this Agreement without the written consent of the other Party, which consent shall not be unreasonably withheld.

(b)                                 If a Party shall become engaged in or participate in any Infringement Claim, the other Party shall cooperate, and shall cause its and its Affiliates’ employees to cooperate, with such Party in all reasonable respects in connection therewith.

9.4.2                     Prosecution of Infringers.

(a)                                 Notice.  If either Party (i) receives notice of any patent nullity actions, any declaratory judgment actions or any alleged or threatened infringement of patents or patent applications or misappropriation of intellectual property comprising the Onconova Patents, Onconova Inventions, Onconova Know-How, HanX Patents, HanX Inventions or HanX Know-How or (ii) learns that a Third Party is infringing or allegedly infringing any Patent within the Onconova Patents or the HanX Patents, or if any Third Party claims that any such Patent is invalid or unenforceable, in each case, with respect to the Field in the Territory, it will promptly notify the other Party thereof, including providing evidence of infringement or the claim of invalidity or unenforceability reasonably available to such Party.  The Parties will cooperate and use reasonable efforts to stop such alleged infringement or to address such claim without litigation.

(b)                                 Enforcement of Onconova Patents and HanX Patents.

(i)                                    HanX will have the sole right (but not the obligation) to take the appropriate steps to enforce or defend any Patent within the HanX Patents against infringement by a Third Party in the Field in the Territory.  HanX may take steps including the initiation, prosecution and control of any suit, action, proceeding or other legal action by counsel of its own choice.  HanX shall bear the costs of such enforcement.

(ii)                                HanX will have the first right (but not the obligation) to take the appropriate steps to enforce any Onconova Patent against infringement by a Third Party in the Field in the Territory, including the initiation, prosecution and control of any suit, proceeding or other legal action by counsel of its own choice.  HanX will bear the costs of such enforcement.  Notwithstanding the foregoing, Onconova will have the right, at its own expense, to be represented in any such action by counsel of its own choice.

(iii)                            If, pursuant to Section 9.4.2(b)(ii), HanX fails to take the appropriate steps to enforce any Onconova Patent in the Territory within one hundred eighty (180) days of the date one Party has provided notice to the other Party pursuant to Section 9.4.2(a) of such infringement or claim, then Onconova will have the right (but not the obligation), at its own expense, to bring any such suit, action or proceeding in the Territory by counsel of its own choice, and HanX will have the right, at its own expense, to be represented in any such action by counsel of its own choice.

(c)                                  Cooperation; Damages.

(i)                                    If one Party brings any suit, action or proceeding under Section 9.4.2(b), the other Party agrees to be joined as party plaintiff if necessary to prosecute the suit, action or proceeding and to give the first Party reasonable authority to file and prosecute the suit, action or proceeding; provided, however, that neither Party will be required to transfer any right, title or interest in or to any property to the other Party or any other party to confer standing on a Party hereunder.

(ii)                                The Party not pursuing the suit, action or proceeding hereunder will provide reasonable assistance to the other Party, subject to the other Party’s reimbursement of any out-of-pocket expenses incurred by the non-enforcing or defending Party in providing such assistance.

(iii)                            HanX shall not settle any claim, suit or action that it brought under Section 9.4.2 involving Onconova Patents without the prior written consent of Onconova in its sole discretion if such settlement requires admission of the invalidity of any Onconova Patent or otherwise adversely affects any Onconova Patent.

(iv)                             Any settlements, damages or other monetary awards (a “Recovery”) recovered pursuant to a suit, action or proceeding brought pursuant to Section 9.4.2(b) will be allocated first to the costs and expenses of the Party taking such action, and second, to the costs and expenses (if any) of the other Party, with any remaining amounts (if any) shall be shared [**]to the enforcing Party and [**]to the non-enforcing Party.

(d)                                 Infringement of Onconova Patents Outside of the Territory or Outside the Field.  For clarity, with respect to any and all infringement of any Onconova Patent anywhere outside of the Territory or outside the Field, Onconova (or its designee) shall have the sole and exclusive right to bring an appropriate suit or other action against any Person engaged in such infringement of any such Onconova Patents, in its sole discretion and HanX shall have no rights with respect thereto.

9.5                               Patent Term Extensions.  Onconova and HanX shall cooperate in good faith in gaining Patent Term Extensions wherever applicable to the Onconova Patents and HanX Patents in the Territory.  However, Onconova shall have the sole discretion in determining for which Onconova Patent(s) to seek Patent Term Extensions for any particular compound, protein, composition, article, product, process or use.

9.6                               Patent Marking.  To the extent permitted by applicable laws and regulations, HanX shall mark the Product marketed and sold by HanX (or its Affiliate or distributor) hereunder with appropriate patent numbers or indicia at Onconova’s request.

9.7                               Consequences of Patent Challenge.  Onconova will be permitted to terminate this Agreement upon written notice to HanX, effective upon receipt, if HanX or any of its Affiliates, directly or indirectly, (i) initiate or request an interference or opposition proceeding with respect to any Onconova Patent, (ii) make, file or maintain any claim, demand, lawsuit or cause of action to challenge the validity or enforceability of any Onconova Patent, or (iii) oppose any extension of, or the grant of a supplementary protection certificate with respect to, any Onconova Patent.

ARTICLE 10
REPRESENTATIONS, WARRANTIES AND COVENANTS

10.1                        Mutual Representations and Warranties.  Each Party hereby represents and warrants (as applicable) to the other Party, as of the Effective Date, that:

10.1.1              Corporate Existence and Power.  It is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including the right to grant the licenses granted by it hereunder.

10.1.2              Authority and Binding Agreement.  (i) It has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder, (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder, and (iii) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms, except as enforcement may be affected by bankruptcy, insolvency or other similar laws and by general principles of equity.

10.1.3              No Conflicts.  The execution, delivery and performance of this Agreement by it does not violate any Laws of any Governmental Authority having jurisdiction over it.

10.1.4              All Consents and Approvals Obtained.  Except with respect to Regulatory Approvals for the Development, Manufacturing or Commercialization of the Product or as otherwise described in this Agreement, (i) all necessary consents, approvals and authorizations of, and (ii) all notices to, and filings by such Party with, all Governmental Authorities and other persons or entities required to be obtained or provided by such Party as of the Effective Date in connection with the execution, delivery and performance of this Agreement have been obtained and provided, except for those approvals, if any, not required at the time of execution of this Agreement.

10.2                        Additional Representations and Warranties of Onconova.  Onconova hereby represents and warrants to HanX, as of the Effective Date, that:

10.2.1              Onconova has not filed any Marketing Authorization Applications with a Governmental Authority in the Territory for the sale of the Product in the Field in the Territory;

10.2.2              Neither Onconova nor its Affiliates, nor, to Onconova’s knowledge, its subcontractors, has received any notice in writing or otherwise has knowledge of any facts which have led Onconova to believe that any of Onconova’s Regulatory Materials relating to the Product are not currently in good standing with the FDA;

10.2.3              Neither Onconova nor its Affiliates, nor, to the knowledge of Onconova, its subcontractors, has received written notice of any proceedings pending before or threatened by any Regulatory Authority with respect to the Product or any facility where the Product is Manufactured;

10.2.4              Neither Onconova nor its Affiliates, nor, to the knowledge of Onconova, its subcontractors, have received any claim or demand asserted by any Person in writing that challenges the rights of Onconova to use or license any of the Onconova Technology in the Territory, except where such claim or demand would not materially adversely affect the ability of the Parties to conduct the Development, Manufacturing or Commercialization of the Product hereunder;

10.2.5              Onconova Controls all patents and patent applications in the Territory listed on Schedule 1.33; and other than the patents and patent applications listed on Schedule 1.33, Onconova does not Control any patent or patent applications that claim or over the Compound or Product or the manufacture or use thereof in the Territory;

10.2.6              There are no claims, judgments or settlements against or owed by Onconova, nor any pending reissue, reexamination, interference, opposition or similar proceedings, with respect to the Onconova Patent Rights or Onconova Know-How, and Onconova has not received written notice as of the Effective Date of any threatened claims or litigation or any reissue, reexamination, interference, opposition or similar proceedings seeking to invalidate or otherwise challenge the Onconova Patent Rights or Onconova Know-How;

10.2.7              Onconova is the sole owner or exclusive licensee of the Onconova Technology, free and clear of all liens, and has the right to grant to HanX the rights and licenses as purported to be granted hereunder; Onconova has not granted, and will not grant during the Term, any rights in the Onconova Technology that are inconsistent with the rights granted to HanX under this Agreement;

10.2.8              There is no pending or, to Onconova’s knowledge, threatened, litigation or arbitration against Onconova or its Affiliates which alleges, that Onconova’s research and development of the Onconova Technology, Compound or Product have infringed or misappropriated any of the intellectual property rights of any Third Party in the Territory;

10.2.9              To Onconova’s knowledge, the Manufacture, Development and Commercialization of the Compound and Product do not and will not infringe or otherwise conflict with any intellectual property rights or other rights of any Third Party;

10.2.10       Neither Onconova nor its Affiliates is not aware of any infringement or misappropriation of any Onconova Technology in the Field in the Territory by any Third Party;

10.2.11       To Onconova’s knowledge, all information provided by Onconova to HanX for due diligence purposes in relation to this Agreement does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which they were made.  Without limiting the foregoing, to Onconova’s knowledge, Onconova has disclosed to HanX or made available to HanX for review all material non-clinical and clinical data for the Compound and Product in Onconova’s control, and all other material information (including relevant correspondence with Regulatory Authorities) relating to the Compound and Product in Onconova’s control, in each case that would be material for HanX to assess the safety and efficacy of the Compound and Product;

10.2.12       Except for the Temple License Agreements, there is no agreement between Onconova or its Affiliates with any Third Party pursuant to which Onconova or its Affiliates has in-licensed any Onconova Technology;

10.2.13       Onconova has provided HanX with a true and complete copy of each Temple License Agreement, and each Temple License Agreement is in full force and effect;

10.2.14       No written notice of default or termination has been received or given under any Temple License Agreement, and to Onconova’s knowledge, there is no act or omission by Onconova or its Affiliates that would provide a right to terminate any Temple License Agreement;

10.2.15       During the Term of this Agreement, Onconova shall use Commercially Reasonable Efforts to maintain each Temple License Agreement in full force and effect and shall not terminate, amend, waive or otherwise modify (or consent to any of the foregoing) its rights under any Temple License Agreement in any manner that materially diminishes or materially adversely affects the rights or licenses granted to HanX hereunder, without HanX’s express written consent;

10.2.16       In the event Onconova becomes aware of, or receives from or on behalf of Temple University any notice of, breach of any Temple License Agreement by Onconova, Onconova shall promptly notify HanX in writing, and if Onconova fails to cure such breach promptly, HanX shall have the right, but not the obligation, to cure such breach on behalf of Onconova and, except with respect to any breach caused directly or indirectly by HanX, to offset any amounts incurred or paid by HanX in connection with the cure of such breach against any amounts otherwise payable by HanX to Onconova under this Agreement; and

10.2.17       In the event of any notice of breach of any Temple License Agreement by Temple University in a manner that will or is reasonably likely to adversely affect HanX’s rights or obligations under this Agreement, Onconova shall promptly notify HanX in writing, and Onconova shall use Commercially Reasonable Efforts at HanX’s expense to take such actions as reasonably requested by HanX to enforce the Temple License Agreement.

10.3                        Additional Representations and Warranties of HanX.  HanX hereby represents and warrants to Onconova, as of the Effective Date, that:

10.3.1              HanX is solvent and has the ability to pay and perform all of its obligations as and when such obligations become due, including payment obligations and other obligations under this Agreement;

10.3.2              To the knowledge of HanX, no claim or demand of any Person has been asserted in writing to HanX that challenges the rights of HanX to use or license any of the HanX Technology, except where such claim, notice, demand or proceeding would not materially adversely affect the ability of the Parties to conduct the Development, Manufacturing or Commercialization of the Product hereunder.

10.4                        Mutual Covenants.  Each Party hereby covenants to the other Party that:

10.4.1              All employees of such Party or its Affiliates or Third Party subcontractors working under this Agreement will be under appropriate confidentiality provisions at least as protective as those contained in this Agreement and, to the extent permitted under Law, have agreed to a present assignment of all right, title and interest in and to their inventions and discoveries specifically relating to the Compound or Product or the manufacture or use thereof, whether or not patentable, to such Party as the sole owner thereof;

10.4.2              To its knowledge, such Party will not (i) employ or use, nor hire or use any contractor or consultant that employs or uses, any individual or entity, including a clinical investigator, institution or institutional review board, debarred or disqualified by the FDA (or subject to a similar sanction by any Regulatory Authority outside the United States) or (ii) employ any individual who or entity that is the subject of an FDA debarment investigation or proceeding (or similar proceeding by any Regulatory Authority outside the United States), in each of subclauses (i) and (ii) in the conduct of its activities under this Agreement; and

10.4.3              Neither Party nor any of its Affiliates shall, during the Term, grant any right or license to any Third Party relating to any of the intellectual property rights it owns or Controls which would conflict with any of the rights or licenses granted to the other Party hereunder; and such Party and its Affiliates shall perform its activities pursuant to this

Agreement in compliance (and shall ensure compliance by any of its subcontractors) in all material respects with all Laws including GLPs, GMPs and GCPs as applicable and with respect to the Development, Manufacturing and Commercialization activities contemplated hereunder.

10.5                        Disclaimer.  HanX understands that the Product is the subject of ongoing clinical research and development and that Onconova cannot ensure the safety or usefulness of the Product or that the Product will receive Regulatory Approvals.  In addition, Onconova makes no warranties except as set forth in this Article 10 concerning the Onconova Technology or otherwise.

10.6                        No Other Representations or Warranties.  EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, ARE MADE OR GIVEN BY OR ON BEHALF OF A PARTY.  EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.

ARTICLE 11
INDEMNIFICATION

11.1                        Indemnification by Onconova.  Onconova hereby agrees to indemnify, defend and hold HanX, its Affiliates, and their respective directors, officers, agents and employees harmless from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) arising in connection with any and all charges, complaints, actions, suits, proceedings, hearings, investigations, claims, demands, judgments, orders, decrees, stipulations or injunctions by a Third Party (each, a “Third Party Claim”) resulting or otherwise arising from (i) any breach by Onconova of any of its representations, warranties, covenants or obligations pursuant to this Agreement or (ii) the negligence or willful misconduct by Onconova or its Affiliates or their respective officers, directors, employees, agents, consultants or sublicensees in performing any obligations under this Agreement; and (iii) the Manufacture and supply of the Product by Onconova to HanX as provided in the supply agreement to be mutually agreed by the Parties; and (iv) any matter related to the Development, handling, storage, use, manufacture, packaging and labeling, or Commercialization of the Product (including, for clarity, any product liability Losses resulting therefrom) outside of the Territory for use outside of the Territory by Onconova or its Affiliates or their respective officers, directors, employees, agents, consultants or licensees and sublicensees (but excluding HanX, its Affiliates, sublicensees and assignees) in each case, except to the extent that such Losses are subject to indemnification by HanX pursuant to Section 11.2.

11.2                        Indemnification by HanX.  HanX hereby agrees to indemnify, defend and hold Onconova, its Affiliates, and their respective directors, agents and employees harmless from and against any and all Losses arising in connection with any and all Third Party Claims resulting or otherwise arising from (i) any breach by HanX of any of its representations, warranties, covenants or obligations pursuant to this Agreement, (ii) the negligence or willful misconduct by

HanX or its Affiliates or their respective officers, directors, employees, agents, consultants or sublicensees in performing any obligations under this Agreement, or (iii) any matter related to the Development, handling, storage, use, packaging and labeling, or Commercialization of the Product hereunder (including, for clarity, any product liability Losses resulting therefrom) by HanX or its Affiliates or their respective officers, directors, employees, agents, consultants or sublicensees (but excluding Onconova, its Affiliates, licensees and sublicensees); in each case, except to the extent that such Losses are subject to indemnification by Onconova pursuant to Section 11.1.

11.3                        Indemnification Procedures.

11.3.1              Notice of Claim.  All indemnification claims in respect of any indemnitee seeking indemnity under Section 11.1 or 11.2, as applicable (collectively, the “Indemnitees” and each, an “Indemnitee”) will be made solely by the corresponding Party (the “Indemnified Party”).  The Indemnified Party will give the indemnifying Party (the “Indemnifying Party”) prompt written notice (an “Indemnification Claim Notice”) of any Losses and any legal proceeding initiated by a Third Party against the Indemnified Party as to which the Indemnified Party intends to make a request for indemnification under Section 11.1 or 11.2, as applicable, but in no event will the Indemnifying Party be liable for any Losses that result from any delay in providing such notice which materially prejudices the defense of such proceeding.  Each Indemnification Claim Notice shall contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss are known at such time).  Together with the Indemnification Claim Notice, the Indemnified Party will furnish promptly to the Indemnifying Party copies of all notices and documents (including court papers) received by any Indemnitee in connection with the Third Party Claim.

11.3.2              Control of Defense.  At its option, the Indemnifying Party may assume the defense of any Third Party Claim which solely seeks monetary damages and for which the Indemnifying Party agrees, as between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be solely responsible for payment of Losses related to such Third Party Claim, by giving written notice to the Indemnified Party within thirty (30) days after the Indemnifying Party’s receipt of an Indemnification Claim Notice.  Upon assuming the defense of a Third Party Claim, the Indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel it selects, and such Indemnifying Party shall thereafter continue to defend such Third Party Claim in good faith.  Should the Indemnifying Party assume the defense of a Third Party Claim (and continue to defend such Third Party Claim in good faith), the Indemnifying Party will not be liable to the Indemnified Party or any other Indemnitee for any legal expenses subsequently incurred by such Indemnified Party or other Indemnitee in connection with the analysis, defense or settlement of the Third Party Claim, unless the Indemnifying Party has failed to assume the defense and employ counsel in accordance with this Section 11.3.

11.3.3              Right to Participate in Defense.  Without limiting Section 11.3.2, any Indemnitee will be entitled to participate in the defense of a Third Party Claim for which it has sought indemnification hereunder and to employ counsel of its choice for such purpose; provided, however, that such employment will be at the Indemnitee’s own expense unless (i) the employment thereof has been specifically authorized by the Indemnifying Party in writing, or (ii)

the Indemnifying Party has failed to assume the defense (or continue to defend such Third Party Claim in good faith) and employ counsel in accordance with this Section 11.3, in which case the Indemnified Party will be allowed to control the defense.

11.3.4              Settlement.  With respect to any Losses relating solely to the payment of money damages in connection with a Third Party Claim and that will not result in the Indemnitee becoming subject to injunctive or other relief or otherwise adversely affect the business of the Indemnitee in any manner, and as to which the Indemnifying Party will have acknowledged in writing the obligation to indemnify the Indemnitee hereunder, the Indemnifying Party will have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the Indemnifying Party, in its reasonable discretion, will deem appropriate (provided, however, that such terms shall include a complete and unconditional release of the Indemnified Party from all liability with respect thereto), and will transfer to the Indemnified Party all amounts which said Indemnified Party will be liable to pay prior to the time of the entry of judgment.  With respect to all other Losses in connection with Third Party Claims, where the Indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 11.3.2, the Indemnifying Party will have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, provided it obtains the prior written consent of the Indemnified Party (which consent will be at the Indemnified Party’s reasonable discretion).  The Indemnifying Party that has assumed the defense of (and continues to defend) the Third Party Claim in accordance with Section 11.3.2 will not be liable for any settlement or other disposition of a Loss by an Indemnitee that is reached without the written consent of such Indemnifying Party.  No Indemnitee will admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without first offering to the Indemnifying Party the opportunity to assume the defense of the Third Party Claim in accordance with Section 11.3.2.

11.3.5              Cooperation.  If the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party will, and will cause each other Indemnitee to, cooperate in the defense or prosecution thereof and will furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection with such Third Party Claim.  Such cooperation will include access during normal business hours afforded to the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making Indemnitees and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the Indemnifying Party will reimburse the Indemnified Party for all its reasonable out-of-pocket expenses incurred in connection with such cooperation.

11.4                        Limitation of Liability.  NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES, EXCEPT THAT NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 11.4 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION

11.1 OR 11.2, OR DAMAGES AVAILABLE FOR A PARTY’S BREACH OF CONFIDENTIALITY OBLIGATIONS UNDER ARTICLE 12.  .

11.5                        Insurance.  Each Party shall procure and maintain insurance, including product liability insurance, adequate to cover its obligations hereunder and which is consistent with normal business practices of prudent companies similarly situated at all times during which the Product is being clinically tested in human subjects or commercially distributed or sold by such Party pursuant to this Agreement.  Each Party shall provide the other Party with written evidence of such insurance upon request.  Each Party shall provide the other Party with written notice at least thirty (30) days prior to the cancellation, nonrenewal or material change in such insurance or self-insurance which materially adversely affects the rights of the other Party hereunder.

ARTICLE 12
CONFIDENTIALITY

12.1                        Confidential Information.  As used in this Agreement, the term “Confidential Information” means all information, whether it be written or oral, including all production schedules, lines of products, volumes of business, processes, new product developments, product designs, formulae, technical information, laboratory data, clinical data, patent information, know-how, trade secrets, financial and strategic information, marketing and promotional information and data, and other material relating to any products, projects or processes of one Party (the “Disclosing Party”) that is provided to, or otherwise obtained by, the other Party (the “Receiving Party”) in connection with this Agreement (including information exchanged prior to the date hereof in connection with the transactions set forth in this Agreement. Notwithstanding the foregoing sentence, Confidential Information shall not include any information or materials that:

(a)                                 were already known to the Receiving Party (other than under an obligation of confidentiality), at the time of disclosure by the Disclosing Party, to the extent such Receiving Party has documentary evidence to that effect;

(b)                                 were generally available to the public or otherwise part of the public domain at the time of disclosure thereof to the Receiving Party;

(c)                                  became generally available to the public or otherwise part of the public domain after disclosure or development thereof, as the case may be, and other than through any act or omission of the Receiving Party in breach of such Party’s confidentiality obligations under this Agreement;

(d)                                 were disclosed to the Receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party not to disclose such information to others; or

(e)                                  were independently discovered or developed by or on behalf of the Receiving Party without the use of the Confidential Information belonging to the other Party, to the extent such Receiving Party has documentary evidence to that effect.

12.2                        Confidentiality Obligations.  Each of HanX and Onconova shall keep all Confidential Information received from or on behalf of the other Party with the same degree of care with which it maintains the confidentiality of its own Confidential Information, but in all cases no less than a reasonable degree of care.  Neither Party shall use such Confidential Information for any purpose other than in performance of this Agreement or disclose the same to any other Person other than to such of its and its Affiliates’ directors, managers, employees, independent contractors, agents or consultants, potential or actual sublicensees, acquiror, investors and other business partners who have a need to know such Confidential Information to implement the terms of this Agreement or enforce its rights under this Agreement; provided, however, that a Receiving Party shall advise any of its and its Affiliates’ directors, managers, employees, independent contractors, agents or consultants, potential or actual sublicensees, acquiror, investors and other business partners who receives such Confidential Information of the confidential nature thereof and of the obligations contained in this Agreement relating thereto, and the Receiving Party shall ensure (including, in the case of a Third Party, by means of a written agreement with such Third Party having terms at least as protective as those contained in this Article 12) that all such directors, managers, employees, independent contractors, agents or consultants, potential or actual sublicensees, acquiror, investors and other business partners comply with such obligations.  Upon termination of this Agreement, the Receiving Party shall return or destroy all documents, tapes or other media containing Confidential Information of the Disclosing Party that remain in the possession of the Receiving Party or its directors, managers, employees, independent contractors, agents or consultants, except that the Receiving Party may keep one copy of the Confidential Information in the legal department files of the Receiving Party, solely for archival purposes.  Such archival copy shall be deemed to be the property of the Disclosing Party, and shall continue to be subject to the provisions of this Article 12.  It is understood that receipt of Confidential Information under this Agreement will not limit the Receiving Party from assigning its employees to any particular job or task in any way it may choose, subject to the terms and conditions of this Agreement.

12.3                        Permitted Disclosure and Use.  Notwithstanding Section 12.2, (i) either Party may disclose Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary to: (a) comply with or enforce any of the provisions of this Agreement; and (b) comply with applicable Law; (ii) each Party may disclose Confidential Information belonging to the other Party related to a Product to the extent such disclosure is reasonably necessary to obtain or maintain regulatory approval of a Product, as applicable, to the extent such disclosure is made to a Governmental Authority; and (iii) each Party may disclose Development Data (A) as reasonably necessary for filing or prosecuting Patents as permitted by this Agreement, or (B) to actual and potential licensees employees, consultants and sublicensees bound by a written agreement with such Party having terms at least as protective as those contained in this Article 12.  If a Party deems it necessary to disclose Confidential Information of the other Party pursuant to this Section 12.3, such Party shall give reasonable advance written notice of such disclosure to the other Party to permit such other Party sufficient opportunity to object to such disclosure or to take measures to ensure confidential treatment of such information, including seeking a protective order or other appropriate remedy.

12.4                        Notification.  The Receiving Party shall notify the Disclosing Party promptly upon discovery of any unauthorized use or disclosure of the Disclosing Party’s Confidential Information, and will cooperate with the Disclosing Party in any reasonably requested fashion to assist the Disclosing Party to regain possession of such Confidential Information and to prevent its further unauthorized use or disclosure.

12.5                        Publicity; Filing of this Agreement.  The press release to be issued in connection with the transactions shall be mutually agreed to by the Parties.  Except as otherwise provided in this Section 12.5, each Party shall maintain the confidentiality of all provisions of this Agreement, and without the prior written consent of the other Party, which consent shall not be unreasonably withheld, neither Party nor its respective Affiliates shall make any press release or other public announcement of or otherwise disclose the provisions of this Agreement to any Third Party, except for: (i) disclosure to those of its directors, officers, employees, accountants, attorneys, underwriters, lenders and other financing sources, advisors and agents whose duties reasonably require them to have access to this Agreement, provided that such directors, officers, employees, accountants, attorneys, underwriters, lenders and other financing sources, advisors and agents are required to maintain the confidentiality of this Agreement, (ii) disclosures required by Nasdaq regulation or any listing agreement with a national securities exchange, in which case the disclosing Party shall provide the nondisclosing Party with at least forty eight (48) hours’ notice unless otherwise not practicable, but in any event no later than the time the disclosure required by such Nasdaq regulation or listing agreement is made, (iii) disclosures as may be required by Law, in which case the disclosing Party shall provide the nondisclosing Party with prompt advance notice of such disclosure and cooperate with the nondisclosing Party to seek a protective order or other appropriate remedy, including a request for confidential treatment in the case of a filing with the Securities and Exchange Commission, (iv) the report on Form 8-K, which may be filed by Onconova or an Affiliate of Onconova setting forth the press release referred to above, and/or this Agreement in redacted form, (v) disclosures that are consistent with or complementary to those described in clause (iv) but which do not contain any Confidential Information of the other Party; and (vi) other disclosures for which consent has previously been given.  A Party may publicly disclose without regard to the preceding requirements of this Section 12.5 any information that was previously publicly disclosed pursuant to this Section 12.5.

12.6                        Publication.  Each Party shall submit copies of each proposed academic, scientific, medical and other publication or presentation that contains or refers to the Onconova Patents, Onconova Know-How or otherwise relates to the Product or any research or Development Activities under this Agreement to the other Party for review and comment at least thirty (30) days prior to submission for publication or other disclosure.  At the reviewing Party’s request, the publishing Party shall remove, redact or otherwise modify the proposed publication or presentation to remove any Confidential Information of the reviewing Party.  Upon request by the reviewing Party in writing, the publishing Party will grant the reviewing Party an additional period of time, not to exceed an additional ninety (90) days, in order to allow patent applications to be filed to protect the potential patentability of any data, information or material described therein.  In addition, in the event that the document includes data, information or material generated by the reviewing Party’s scientists, and professional standards for authorship would be consistent with including such scientists as co-authors of the document, the names of such scientists will be included as co-authors.

12.7                        Use of Names.  Except as otherwise set forth in this Agreement, neither Party shall use the name of the other Party in relation to this transaction in any public announcement, press release or other public document without the written consent of such other Party, which consent shall not be unreasonably withheld; provided, however, that subject to Section 12.5, either Party may use the name of the other Party in any document filed with any regulatory agency or Governmental Authority, including the FDA, NMPA and the Securities and Exchange Commission.

12.8                        Survival.  The obligations and prohibitions contained in this Article 12 as they apply to Confidential Information shall survive the expiration or termination of this Agreement for a period of seven (7) years.

ARTICLE 13
TERM AND TERMINATION

13.1                        Term.  This Agreement shall become effective on the Effective Date and, unless earlier terminated pursuant to this Article 13, shall remain in effect until the expiration of all royalty payment obligations under this Agreement (the “Term”).

13.2                        Termination for Breach.  Either Party may, without prejudice to any other remedies available to it at law or in equity, terminate this Agreement in the event that the other Party shall have materially breached or defaulted in the performance of any of its obligations.  The non-terminating Party shall have sixty (60) days (thirty (30) days in the event of non-payment) after written notice thereof was provided to the non-terminating Party by the terminating Party to remedy such default.  Any such termination shall become effective at the end of such sixty (60)-day period thirty (30)-day period for non-payment unless the non-terminating Party has cured any such breach or default prior to the expiration of such sixty (60)-day period (thirty (30)-day period for non-payment).

13.3                        Termination as a Result of Bankruptcy.

13.3.1              Each Party shall have the right to terminate this Agreement upon written notice as a result of the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party; provided that such termination shall be effective only if such proceeding is not dismissed within ninety (90) days after the filing thereof.

13.3.2              All rights and licenses granted by a Party to the other Party under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11 of the United States Code and other similar laws in any jurisdiction outside the US (collectively, the “Bankruptcy Laws”), licenses of rights to be “intellectual property” as defined under the Bankruptcy Laws.  If a case is commenced during the Term by or against a Party under Bankruptcy Laws then, unless and until this Agreement is rejected as provided in such Bankruptcy Laws, such bankruptcy Party (in any capacity, including debtor-in-possession) and its successors and assigns (including a trustee) shall perform all of the obligations provided in this Agreement to be performed by such Party.  If a case is commenced during the Term by or against a Party under the Bankruptcy Laws, this Agreement is rejected as provided in the Bankruptcy Laws and the other Party elects to retain its rights hereunder as provided in the Bankruptcy Laws, then the bankruptcy Party (in any capacity, including debtor-

in-possession) and its successors and assigns (including a Title 11 trustee), shall provide to the other Party copies of all information and know-how necessary for such other Party to prosecute, maintain and enjoy its rights under the terms of this Agreement promptly upon such other Party’s written request therefor.  All rights, powers and remedies of such other Party as provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including the Bankruptcy Laws) in the event of the commencement of a case by or against the bankruptcy Party under the Bankruptcy Laws.

13.4                        Termination by Onconova.  In addition, Onconova may terminate this Agreement in accordance with Sections 6.2.3 and 9.7.

13.5                        Termination for Convenience by HanX.  HanX may terminate this Agreement in whole (but not in part) at any time upon [**]f days’ prior written notice to Onconova.

ARTICLE 14
EFFECTS OF TERMINATION

14.1                        Termination by Onconova.  Without limiting any other legal or equitable remedies that a Party may have, if this Agreement is terminated by Onconova pursuant to Section 13.2, 13.3 or 13.4 or by HanX pursuant to Section 13.5, then the following provisions shall apply.

14.1.1              Termination of Licenses.  All rights and licenses granted to HanX hereunder shall immediately terminate and be of no further force and effect.

14.1.2              Assignments.  HanX will promptly, in each case within sixty (60) days after receipt of Onconova’s request, and at no cost to Onconova:

(a)                                 to the extent permitted by the relevant agreement, assign to Onconova all of HanX’s right, title and interest in and to any agreements (or portions thereof) between HanX and Third Parties that to the extent relate to the Development or Commercialization of the Product in any country for which such termination is effective;

(b)                                 assign and does hereby to Onconova all of HanX’s right, title and interest in and to any (i) promotional materials and (ii) copyrights and trademarks, any registrations and design patents for the foregoing and any internet domain name registrations for such trademarks and slogans, all to the extent solely related to the Product in any country for which such termination is effective (but excluding HanX’s and its Affiliate’s and sublicensee’s corporate name, trademark, logo or domain name); provided, however, in the event Onconova exercises such right to have assigned such promotional materials, HanX shall grant, and hereby does grant, a royalty-free right and license to any housemarks, trademarks, names and logos of HanX (not otherwise transferred pursuant to this clause (b)) contained therein for a period of eighteen (18) months in order use such promotional materials in connection with the Commercialization of the Product;

(c)                                  if and to the extent requested by Onconova in writing, assign to Onconova, the management and continued performance of any clinical trials for the Product ongoing hereunder as of the effective date of such termination in any country for which such termination is effective, and Onconova shall be solely responsible for the performance of such clinical trial at its own cost and expense after the effective date of such termination;

(d)                                 transfer and assign and does hereby transfer and assign to Onconova all of, if any, HanX’s right, title and interest in and to any and all regulatory filings, Regulatory Approvals and other Regulatory Materials for the Product in any country for which such termination is effective;

(e)                                  grant, and hereby does grant to Onconova and its Affiliates, and Onconova and its Affiliates will automatically have [**] license, with the right to grant sublicenses through multiple tiers, under HanX Technology Controlled by HanX and its Affiliates and sublicensees covering or relating to Product or its manufacture or use in any formulation, and all Commercialization Data, to make, have made, use, offer to sell, sell, import and otherwise exploit Product in the Territory;

provided, however, that (i) to the extent that any agreement or other asset described in this Section 14.1.2 is not assignable by HanX, then such agreement or other asset will not be assigned, and upon the request of Onconova, HanX will take such steps as may be necessary to allow Onconova to obtain and to enjoy the benefits of such agreement or other asset, without additional payment therefor, in the form of a license or other right to the extent HanX has the right and ability to do so; (ii) any present assignment or grant of right to Onconova under this Section 14.1 shall not become effective unless and until this Agreement is terminated.  For purposes of clarity, Onconova shall have the right to request that HanX take any or all of the foregoing actions in whole or in part, or with respect to all or any portion of the assets set forth in the foregoing provisions.

14.1.3              Disclosure and Delivery.  HanX will promptly transfer to Onconova copies of any physical embodiment of any HanX Know-How, to the extent then used in connection with the Development or Commercialization of the Product; such transfer shall be effected by the delivery of documents, to the extent such HanX Know-How is embodied in documents, and to the extent that HanX Know-How is not fully embodied in documents, HanX shall make its employees and agents who have knowledge of such HanX Know-How in addition to that embodied in documents available to Onconova for interviews, demonstrations and training to effect such transfer in a manner sufficient to enable Onconova to practice such HanX Know-How.  At Onconova’s request and expense, HanX shall cooperate with Onconova (and/or its designees) to provide reasonable assistance to the extent necessary or reasonably useful to allow Onconova to continue to Develop and/or Commercialize Product, either itself or through one or more Third Parties, in the Territory.

14.1.4              Disposition of Inventory.  Onconova shall have the option, exercisable within thirty (30) days following the effective date of such termination, to purchase any inventory of the Product affected by such termination at the price for which such Product was sold to HanX by Onconova hereunder.  Onconova may exercise such option by written notice to HanX during such thirty (30)-day period; provided, however in the event Onconova exercises such right to purchase such inventory, HanX shall grant, and hereby does grant, a royalty-free right and license to any housemarks, trademarks, names and logos of HanX contained therein for a period of eighteen (18) months in order to sell such inventory.  Upon such exercise, the Parties will establish mutually agreeable payment and delivery terms for the sale of such inventory.  If Onconova does not exercise such option during such thirty (30)-day period, or if Onconova provides HanX with written notice of its intention not to exercise such option, then HanX and its Affiliates will be entitled, during the period ending on the last day of the eighteenth (18th) full month following the effective date of such termination, to sell any inventory of Product affected by such termination that remains on hand as of the effective date of the termination, so long as HanX pays to Onconova the royalties and other amounts payable hereunder (including milestones) applicable to said subsequent sales, with respect to sales in the Territory, as applicable, in accordance with the terms and conditions set forth in this Agreement.

14.1.5              Disposition of Commercialization-Related Materials.  HanX will promptly deliver to Onconova in electronic, sortable form (i) a list identifying all wholesalers and other distributors involved in the Commercialization of the Product in the Territory as well as any customer lists related to the Commercialization of the Product in the Territory and (ii) all promotional materials as well as any items bearing the Product trademark and/or any trademarks or housemarks otherwise associated with the Product or Onconova.

14.2                        Termination by HanX.  Without limiting any other legal or equitable remedies that HanX may have, if this Agreement is terminated by HanX in accordance with Section 13.3 or if this Agreement is terminated in accordance with Section 13.2 and Onconova is the breaching Party, then (a) all rights and licenses granted by HanX to Onconova shall immediately terminate and be of no further force and effect and (b) all rights and licenses granted by Onconova to HanX shall continue so long as HanX continue to pay royalties to Onconova in accordance with terms and conditions of this Agreement, provided however that all such payment shall be reduced by [**].

14.3                        Expiration of this Agreement.  Upon expiration of this Agreement pursuant to Section 13.1 with respect to a given country, all rights and licenses granted to HanX shall continue as fully paid, non-exclusive, perpetual license in such country.

14.4                        Accrued Rights.  Termination or expiration of this Agreement for any reason will be without prejudice to any rights that will have accrued to the benefit of a Party prior to the effective date of such termination.  Such termination will not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement.

14.5                        Survival.  Notwithstanding anything to the contrary contained herein, the following provisions shall survive any expiration or termination of this Agreement: Articles 1, 11, 12, 13, 14, 15 and 16, and Sections 2.3.2, 4.4, 4.5, 4.6, 9.1.  Except as set forth in this Article 14 or otherwise expressly set forth herein, upon termination or expiration of this Agreement all other rights and obligations of the Parties shall cease.

ARTICLE 15
DISPUTE RESOLUTION

15.1                        Disputes.  The Parties recognize that, from time to time during the Term, disputes may arise as to certain matters which relate to either Party’s rights and/or obligations hereunder.  It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation.  To accomplish this objective, the Parties agree to follow the procedures set forth in this Article 15 to resolve any controversy or claim arising out of, relating to or in connection with any provision of this Agreement (other than a dispute addressed in Section 3.4).

15.2                        Executive Officers.  With respect to all disputes arising between the Parties and not from the JSC, including any alleged failure to perform, or breach, of this Agreement, or any issue relating to the interpretation or application of this Agreement, if the Parties are unable to resolve such dispute within thirty (30) days after such dispute is first identified by either Party in writing to the other, the Parties shall refer such dispute to the Executive Officers of each Party for attempted resolution by good-faith negotiations within thirty (30) days after such notice is received.

15.3                        Dispute Resolutions.

15.3.1              If the Executive Officers are not able to resolve such dispute referred to them under Section 15.2 within such thirty (30)-day period, then such dispute (other than an Excluded Claim as defined in Section 15.3.5 below) shall be finally resolved by binding arbitration administered by the International Chamber of Commerce (“ICC”) pursuant to its arbitration rules and procedures then in effect, and judgment on the arbitration award may be entered in any court having jurisdiction thereof.

15.3.2              The arbitration shall be conducted by a single independent arbitrator experienced in the pharmaceutical business.  If the Parties are unable or fail to agree upon the arbitrator, the arbitrator shall be appointed by ICC.  The place of arbitration shall be New York City, New York, and all proceedings and communications shall be in English.

15.3.3              Either Party may apply to the arbitrator for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved.  Either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending the arbitration award.  The arbitrator shall have no authority to award punitive or any other type of damages not measured by a Party’s compensatory damages.  Each Party shall bear its own costs and expenses and attorneys’ fees and an equal share of the arbitrator’s fees and any administrative fees of arbitration.

15.3.4              Except to the extent necessary to confirm an award or as may be required by applicable Law or applicable national securities exchange rules, neither a Party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties.  In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable statute of limitations.

15.3.5              As used in this Section, the term “Excluded Claim” shall mean a dispute, controversy or claim that concerns (a) the scope, validity, enforceability, inventorship or infringement of a patent, patent application, trademark or copyright; or (b) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory.

15.4                        Injunctive Relief.  Nothing herein may prevent either Party from seeking a preliminary injunction or temporary restraining order so as to prevent any Confidential Information from being disclosed in violation of this Agreement.

ARTICLE 16
MISCELLANEOUS

16.1                        Entire Agreement; Amendment.  This Agreement and the Securities Purchase Agreement, including the Schedules hereto, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes, as of the Effective Date, all prior agreements and understandings between the Parties with respect to the subject matter hereof.  There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein.  No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized representative of each Party.

16.2                        Force Majeure.  A Party shall be excused from the performance of its obligations under this Agreement (excluding any obligations to make payments) to the extent that such performance is prevented by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party.  Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party makes reasonable efforts to remove the condition.  For purposes of this Agreement, force majeure shall include conditions beyond the control of the Parties, including an act of God, war, civil commotion, terrorist act, action or inaction by the government, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe.  Notwithstanding the foregoing, a Party shall not be excused from making payments owed hereunder because of force majeure affecting such Party.

16.3                        Notices.  Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section 16.3, and shall be deemed to have been given for all purposes (i) when delivered, if hand-delivered or sent by facsimile on a business day, (ii) on the next business day if sent by a reputable international overnight courier service, or (iii) five (5) business days after mailing, if mailed by first-class certified or registered airmail, postage prepaid, return receipt requested.  Unless otherwise specified in writing, the mailing addresses of the Parties shall be as described below:

If to Onconova:                                                           Onconova Therapeutics, Inc.

375 Pheasant Run

Newton, Pennsylvania 18940

Attn: Chief Executive Officer

Fax:   267-759-3681

with a copy to:                                                                Onconova Therapeutics, Inc.

375 Pheasant Run

Newton, Pennsylvania 18940

Attn: Legal Department

email: legal@onconova.us

If to HanX:                                                                                   HanX Biopharmaceuticals Inc.

Biolake B6, No.666 Gaoxing Road,

Eastlake Hi-Tech Zone, Wuhan 430074

Attn: Chief Executive Officer

Fax:   +86 27 87531746

16.4                        No Strict Construction; Interpretation.  This Agreement has been prepared jointly and shall not be strictly construed against either Party.  Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.  The headings of each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section.

16.5                        Assignment.  Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other, except that each Party may make such an assignment without the other Party’s consent to (i) Affiliates and (ii) a successor to all or substantially all of the business of such Party to which this Agreement relates, whether in a merger, sale of stock, sale of assets or other transaction; provided that (a) the assignee agrees in writing to assume all of the assigning Party’s obligations under this Agreement and (b) in the case of assignment to Affiliates, the assigning Party will remain responsible for the performance by its Affiliate assignee of this Agreement or any obligations hereunder so assigned.  Notwithstanding anything to the contrary, either Party may assign this Agreement to a pharmaceutical or biopharmaceutical company with financial creditworthiness equivalent or superior to that of the assigning Party with the prior written consent of the other Party, not to be unreasonably withheld.  Any permitted assignment shall be binding on the successors of the assigning Party.  Any assignment or attempted assignment by either Party in violation of the terms of this Section 16.5 shall be null, void and of no legal effect. Notwithstanding anything to the contrary in this Section 16.5, Onconova shall be entitled to enter into financing and sales transactions with Third Parties regarding the assignment, pledging, and collateralization (including grants of liens, encumbrances and other charges) of the right to receive all amounts under this Agreement in connection with Onconova’s interest in any Product.

16.6                        Further Actions.  Each Party agrees to execute, acknowledge and deliver such further instruments, and to perform all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

16.7                        Severability.  If any one or more of the provisions of this Agreement are held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, such provision or provisions shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof.  The Parties shall make a good-faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

16.8                        No Waiver.  Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.

16.9                        Independent Contractors.  Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give either Party the power or authority to act for, bind, or commit the other Party in any way.  Nothing herein shall be construed to create the relationship of partners, principal and agent, or joint-venture partners between the Parties.

16.10                 English Language; Governing Law.  This Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this Agreement.  This Agreement and all disputes arising out of or related to this Agreement or any breach hereof shall be governed by and construed under the laws of New York, without giving effect to any choice of law principles that would require the application of the laws of a different country.

16.11                 Counterparts.  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized representatives as of the Effective Date.

HANX BIOPHARMACEUTICALS, INC.		ONCONOVA THERAPEUTICS, INC.

By:	/s/ Faming Zhang	By:	/s/ Steven M. Fruchtman, M.D.
Name:	Faming Zhang	Name:	Steven M. Fruchtman, M.D.
Title:	CEO	Title:	President & CEO

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